UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LyondellBasell Industries N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF AND AGENDA FOR

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Time and Place:	11:00 a.m. (CET) on Wednesday, May 11, 2016 at the Sheraton Hotel, Schiphol Airport, located at Schiphol Blvd. 101, 1118 BG, Amsterdam, the Netherlands

Items of Business:

•      Discussion of our corporate governance, our dividend policy and the compensation of our Management Board;

•      Election of Jacques Aigrain, Lincoln Benet, Bruce Smith and Nance Dicciani as members of the Supervisory Board for terms to expire in 2019;

•      Election of Thomas Aebischer, Dan Coombs and Jim Guilfoyle as members of the Management Board with terms to expire in 2018;

•      Adoption of our Dutch statutory annual accounts for the year ended December 31, 2015;

•      Discharge of the members of our Management Board and Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2015;

•      Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our U.S. GAAP financial statements for the year ending December 31, 2016 and appointment of PricewaterhouseCoopers Accountants N.V. to audit our Dutch statutory annual accounts for the year ending December 31, 2016;

•      Approval of the interim dividends we declared and paid in respect of the 2015 fiscal year;

•      Approval of our executive compensation;

•      Approval of repurchases of up to 10% of our outstanding shares; and

•      Any other matters properly brought before the meeting.

Who Can Vote:	You can vote if you are a shareholder of record as of April 13, 2016

Voting by Proxy:	You may submit your proxy over the internet; by telephone or by mail. You may revoke your proxy at any time before the vote is taken by following the instructions in the proxy statement.

Amanda K. Maki
March , 2016	Secretary to the Supervisory Board

Page
About the Annual Meeting	1
Supervisory Board of Directors	4
Corporate Governance Matters and Communications with the Supervisory Board	4
Board Leadership Structure	5
Role in Risk Oversight	5
Independence of Supervisory Board Members	6
Meetings and Board Committees	8
Audit Committee Report	8
Compensation Committee Report	10
Compensation Committee Interlocks and Insider Participation	10
Dutch Corporate Governance Code	12
Related Party Transactions	14
Compensation of the Members of the Supervisory Board	14
Election of Supervisory Board Directors (Item 1 on the Proxy Card)	16
Supervisory Directors Not Standing for Election	18
Information about the Management Board	20
Election of Managing Directors (Item 2 on the Proxy Card)	21
Security Ownership of Management	24
Persons Owning More than 5% of LyondellBasell Shares	25
Section 16(a) Beneficial Ownership Reporting Compliance	25
Executive Compensation	26
Compensation Discussion and Analysis	27
Adoption of Dutch Statutory Annual Accounts for 2015 (Item 3 on the Proxy Card)	60
Discharge from Liability of Members of the Management Board (Item 4 on the Proxy Card)	60
Discharge from Liability of Members of the Supervisory Board (Item 5 on the Proxy Card)	60
Ratification of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm (Item 6 on the Proxy Card)	61
Independent Registered Public Accounting Firm Fee Information	61
Appointment of PricewaterhouseCoopers Accountants N.V. as the Auditor for the Dutch Statutory Annual Accounts (Item 7 on the Proxy Card)	62
Ratification and Approval of Dividend in Respect of the 2015 Fiscal Year (Item 8 on the Proxy Card) and Discussion of Dividend Policy	62
Advisory (Non-Binding) Vote Approving Executive Compensation (Item 9 on the Proxy Card)	63
Approval of the Authority of the Management Board, with Supervisory Board approval, to Repurchase up to 10% of our Outstanding Shares Until November 11, 2017 (Item 10 on the Proxy Card)	64
Equity Compensation Plan Information	65

LyondellBasell Industries N.V.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Supervisory Board of Directors is soliciting your vote at the 2016 Annual General Meeting of LyondellBasell Industries shareholders.

Why are these matters being submitted for voting?

In accordance with Dutch law and the rules and regulations of the New York Stock Exchange (the “NYSE”) and the U.S. Securities and Exchange Commission (the “SEC”), we are required to submit certain items for the approval of our shareholders. Under Dutch law, several matters that are within the authority of the board of directors under most U.S. state corporate laws require shareholder approval. Additionally, Dutch governance provisions require certain topics for discussion at the annual general meetings of shareholders that are not subject to a shareholder vote.

The adoption of our annual accounts, the discharge from liability of members of our Management and Supervisory Boards, the appointment of PwC to audit our Dutch annual accounts, the approval of dividends, and the authorization to repurchase shares all are items that we are required to submit to shareholders by reason of our being incorporated under Dutch law.

How does the Board recommend that I vote my shares?

The Supervisory Board recommends voting “FOR” all of the items presented in this proxy statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Supervisory Board of Directors.

Who is entitled to vote?

You may vote if you are the record owner of LyondellBasell shares as of the close of business on April 13, 2016. Each share is entitled to one vote. As of March 3, 2016, we had 430,449,954 shares outstanding and entitled to vote.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. There are no quorum requirements under Dutch law. As a result, we may hold our meeting regardless of the number of shares that are present in person or by proxy at the meeting.

How many votes are needed to approve each of the proposals?

Nominees to the Supervisory Board are elected by a majority of votes cast. However, pursuant to Dutch law our Articles of Association provide that the nominations by the Supervisory Board of individuals to the Supervisory Board are binding on shareholders unless 2/3 of the votes cast, representing 50% of the shares outstanding, vote against the nominees. This means that Supervisory Board nominees will be elected unless the votes against them constitute 2/3 of the votes representing 50% of our shares.

All other proposals submitted, including the election of the members of the Management Board, require a majority of the votes cast “FOR” the proposal in order to be approved.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must vote over the internet, by telephone or by mail. Instructions for each method of voting are on the proxy card.

If you hold your LyondellBasell shares in a brokerage account (that is, you hold your shares in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your LyondellBasell shares in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Entering a new vote by telephone or over the Internet prior to 12:00 p.m. Eastern Time on May 10, 2016;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending us a written document revoking your earlier proxy; or

•	Voting again in person at the meeting.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. We believe that, pursuant to NYSE rules, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 is considered to be a routine matter. Therefore, without instructions from you, the broker may not vote on any proposals other than the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” all matters for which you did not vote.

How are votes counted?

For all proposals other than the election of Supervisory Directors and Managing Directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For the election of Supervisory Directors and Managing Directors, you may vote “FOR,” “AGAINST,” or “WITHHOLD”. A vote to abstain or withhold does not count as a vote cast, and therefore will not have any effect on the outcome of matters.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy designation.

Who can attend the meeting?

The Annual Meeting is open to all LyondellBasell shareholders. However, if you would like to attend the meeting, you must inform us in writing of your intention of doing so prior to May 4, 2016. The notice may be emailed to investors@lyondellbasell.com. Admittance of shareholders will be governed by Dutch law.

What is the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies. Our Supervisory Directors, officers and employees may solicit proxies by mail, by email, by telephone or in person for no additional compensation. We will also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of $15,000, plus reasonable expenses.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, or by email at sendmaterial@proxyvote.com. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

SUPERVISORY BOARD OF DIRECTORS

Corporate Governance Matters

The Nominating & Governance Committee and our Supervisory Board review the Company’s governance structure to take into account changes in Dutch law, SEC and NYSE rules, as well as current best practices.

Our Corporate Governance Guidelines and our Code of Conduct are posted on the Company’s Internet site under the “Corporate Governance” caption of the “Investor Relations” tab and are available in print upon request. The Guidelines address the following matters, among others: Supervisory Director qualifications, Supervisory Director responsibilities, Supervisory Board committees, Supervisory Director access to officers, employees and independent advisors, Supervisory Director compensation, Supervisory Board performance evaluations, Supervisory Director orientation and continuing education, and Chief Executive Officer evaluation and succession planning.

Our Supervisory Board is divided into three classes, each consisting of one-third of the total number of the members of the Supervisory Board. Messrs. Aigrain, Benet and Smith and Ms. Dicciani are each Class III Supervisory Directors whose terms expire at the Annual Meeting. Mr. Benet was appointed as a Class III director by our Supervisory Board in June 2015 upon a nomination by Access Industries, which owns more than 18% of our shares, pursuant to a Nomination Agreement between the company and Access. Our Supervisory Board has nominated each of Messrs. Aigrain, Benet and Smith and Ms. Dicciani for election or re-election by shareholders, as applicable.

Communications with the Supervisory Board and Shareholder Proposals

The Supervisory Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Supervisory Board by contacting our Corporate Secretary, as provided below:

Mailing Address:	Corporate Secretary
LyondellBasell Industries
1221 McKinney Street, Suite 300
Houston, Texas 77010

Phone Number:	(713) 309 – 7200

Communications are distributed to the Supervisory Board or to any individual Supervisory Director or Supervisory Directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, certain items that are unrelated to the duties and responsibilities of the Supervisory Board are excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any Supervisory Director upon request.

Under our Articles of Association, as amended, one or more shareholders representing solely or jointly at least 1% of our share capital or whose shares represent a value of €50 million or more can request the Supervisory Board to place a matter on the agenda for an annual meeting of shareholders, provided that such request is received by the Company at least 60 days before the date of the meeting. Additionally, pursuant to shareholder proposal rules issued by the SEC, if a shareholder wishes to propose a matter for inclusion in our proxy materials for consideration at our 2017 annual meeting of shareholders, subject to our Articles of Association, Dutch law and certain shareholder requirements set forth in the rules of the SEC, the proposal should be mailed by certified mail return receipt requested to the Corporate Secretary at the address set forth above and must be received by the Corporate Secretary on or before November 30, 2016.

Board Leadership Structure

We have a two-tiered board, a common structure for Dutch public companies. The two boards include a Management Board, responsible for the management of the Company, and a Supervisory Board, responsible for the general oversight of the Management Board. Only executive officers of the Company may serve on the Management Board and only non-employees of the Company may serve on the Supervisory Board. Our Articles of Association provide that our Chief Executive Officer (“CEO”) shall serve as the Chairman of the Management Board. The following individuals are the current members of our Management Board:

•	Bhavesh V. (Bob) Patel, CEO and Chairman of the Management Board;

•	Kevin W. Brown, Executive Vice President – Manufacturing & Refining; and

•	Jeffrey A. Kaplan, Executive Vice President and Chief Legal Officer.

At the Annual Meeting, we are requesting shareholders to elect each of the following executive officers as members of our Management Board:

•	Thomas Aebischer, Executive Vice President and Chief Financial Officer (“CFO”);

•	Daniel M. Coombs, Executive Vice President – Global Olefins & Polyolefins and Technology; and

•	James D. Guilfoyle, Senior Vice President – Global Intermediates & Derivatives.

More information about the Management Board and Mr. Aebischer, Mr. Coombs and Mr. Guilfoyle may be found under “Election of Managing Directors” on page 21 of this proxy statement.

The principal responsibility of the Management Board is the overall management of the Company. This means, among other things, that the Management Board is responsible for implementing LyondellBasell’s aims and strategy, managing the Company’s associated risk profile, overseeing the operation of the business and addressing corporate responsibility issues relevant to the enterprise.

The principal responsibility of the Supervisory Board is overseeing the policies of the Management Board and the general course of business and related business enterprises. Robert G. Gwin is the Chairman of the Supervisory Board.

Our two-tier board structure allows our executive officers to focus on managing our day-to-day business, including achieving our aims, strategy and risk profile, and results of operations. It also allows Mr. Gwin, as non-executive Chairman of the Supervisory Board, to lead the Supervisory Board in its fundamental role of supervising the policies of the Management Board. We believe this separation of responsibilities is appropriate for LyondellBasell because of the scope and complexity of the Company’s operations. We also believe the separation of CEO and Chairman of the Supervisory Board is a corporate governance best practice.

Role in Risk Oversight

While the Company’s Management Board is responsible for the risk profile of the Company and managing the day-to-day risks to the Company, the Supervisory Board has broad oversight as it relates to risk management. In this oversight role, the Supervisory Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. The Company believes that its leadership structure is conducive to sound risk management, and that the Supervisory Board’s involvement is appropriate to ensure effective oversight.

The primary means by which our Supervisory Board oversees our risk management structures and policies is through its regular communications with management. At each Supervisory Board meeting, executive officers are asked to report to the Supervisory Board and, when appropriate, specific committees. Additionally, other members of management and employees periodically attend meetings and present information. One purpose of these presentations is to provide direct communication between members of the Supervisory Board and members of management. The presentations provide the Supervisory Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, members of management report to the Supervisory Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications allow the Supervisory Board to assess the evaluation and management of the Company’s day-to-day risks.

In carrying out its oversight responsibility, the Supervisory Board has delegated to individual Supervisory Board committees certain elements of its oversight function.

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The Audit Committee provides oversight of the integrity of the Company’s financial statements; the Company’s independent accountants’ qualifications and independence; the performance of the Company’s internal audit function, independent accountants and the Company’s compliance program; and the Company’s system of disclosure and internal controls.

•	The Compensation Committee monitors the Company’s compensation structure and assesses whether any excessive risks are created by our compensation programs.

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The Nominating & Governance Committee reviews policies and practices in the areas of corporate governance; considers the overall relationship of the Supervisory Board to the Company’s management; and develops, reviews and recommends governance guidelines applicable to the Company.

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The Health, Safety and Environmental (“HSE”) Committee reviews and monitors compliance with health, safety and environmental matters affecting the Company and provides oversight of the Company’s technology. Our HSE Committee discusses the Company’s HSE and Operational Excellence programs, reviewing audits of operations; safety and environmental incidents and statistics; as well as action plans and initiatives to continuously improve HSE results.

The Company has an enterprise risk management function, with a group of employees dedicated to enterprise-wide risk management activities. The Management Board is responsible for overseeing the risk management programs of the Company generally, including approving risk tolerances, evaluating whether they are aligned with the Company’s strategic goals, and defining the overall risk profile of the Company. The Management Board has delegated to a Risk Management Committee the authorization to review and approve transactions that are in furtherance of the strategies as approved by the Management Board. The standing members of the Risk Management Committee include the Company’s CEO, CFO and Chief Legal Officer. Through a variety of policies and procedures, business leaders are required to identify, monitor, mitigate and report on risks under the supervision of the Management Board, which requires risk management plans from each business segment.

The results of the risk management processes and updates on materials risks are reported to the Supervisory Board and its Committees. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and reports are made to the Audit Committee in accordance with NYSE requirements.

Independence of Supervisory Board Members

The Supervisory Board has determined that all twelve Supervisory Directors are independent in accordance with the NYSE listing standards.

To assist in determining independence, the Supervisory Board adopted categorical standards of Supervisory Director independence, which meet or exceed the requirements of the NYSE. These standards specify certain relationships that must be avoided to allow for a finding of independence. The categorical standards our Supervisory Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website at www.lyb.com.

In July 2015, the Supervisory Board amended the categorical standards to remove two specific relationships that previously barred a finding of independence. These two relationships include: any director who (i) holds at least ten percent of the shares in the Company (including shares held by natural persons or legal entities which cooperate with him under an express or tacit, oral or written agreement); and/or (ii) is a member of the management board or supervisory board, or is a representative in some other way, of a legal entity which holds at least ten percent of the shares in the Company, unless such entity is a member of the same group as the Company. These relationships originally were included in the categorical standards to be consistent with the Dutch Corporate Governance Code (compliance with which is in accordance with the “apply-or-explain” principle and is applicable to the Company as a Dutch incorporated entity) and because of historical relationships certain large shareholders had with the Company’s predecessor before it became a listed Company. The Supervisory Board deleted these provisions after determining, consistent with the commentary to the NYSE’s listing standards, that share ownership, alone, is no longer an appropriate bar to a finding of independence. For more information on the Company’s application of the Dutch Corporate Governance Code, see “Dutch Corporate Governance Code.”

The Supervisory Board has determined that there are no relationships or transactions under the categorical standards, as amended, that would prohibit any of the Supervisory Directors from being deemed independent. In addition to the relationships and transactions that would bar an independence finding under the categorical standards, the Supervisory Board considered all other known relationships and transactions in making its determination. Transactions and relationships considered included:

•	Company subsidiaries’ purchases of natural gas liquids from a subsidiary of Anadarko Petroleum, where Mr. Gwin serves as Executive Vice President and CFO;

•	Company subsidiaries’ purchases of utilities from a subsidiary of CenterPoint Energy, where Mr. Carroll serves as chairman;

•	Company subsidiaries’ engagement of the employee search and recruitment services of Michael Page International, where Mr. Buchanan served as Chairman until the end of 2015;

•	Company subsidiaries’ purchases of insurance coverage from a subsidiary of MassMutual Financial Group, where Ms. Goren is a director;

•	Mr. Benet’s position as CEO of Access Industries, the Company’s largest shareholder;

•	Company subsidiaries’ purchases of industrial gases, including hydrogen and nitrogen, from, and sales of crude hydrogen to, Praxair, where Ms. Dicciani is a director;

•	Mr. Cooper’s position as CEO of Warner Music, a subsidiary of Access Industries;

•	Mr. Buchanan’s position as Non-Executive Chairman of Access Industries’ Investment Committee; and

•	Company subsidiaries’ purchases of measurement products from a subsidiary of FMC Technologies, where Ms. Farley is a director.

In determining that none of these transactions or relationships affected the independence of any of the interested Supervisory Directors, the Supervisory Board considered the nature of the transactions and relationships. All of the transactions are ordinary course, and none of the dollar amounts involved was material to the Company or the counterparty. Additionally, the relationships between the Supervisory Directors and the Company’s largest shareholder do not preclude a finding of independence.

Meetings and Board Committees

The Supervisory Board held five meetings in 2015. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of each committee of which he was a member. The Company does not maintain a policy regarding Supervisory Board members’ attendance at its annual general meetings. The Supervisory Board and its committees regularly hold executive sessions, at which members of management are not present. All such sessions are led by the respective Chairs of the Supervisory Board or committee, as applicable.

The Supervisory Board has four standing committees to assist it in the execution of its responsibilities. The committees are the Audit Committee, Nominating & Governance Committee, Compensation Committee and HSE Committee. The charter of each committee states that it will be composed of a minimum of three members of the Supervisory Board. Each committee functions under a charter adopted by the Supervisory Board as described below.

Audit Committee

The current members of the Audit Committee are Mr. Smith (Chairman), Mr. Aigrain, Ms. Dicciani and Ms. Goren. The Supervisory Board has determined that each member of the Audit Committee is financially literate and is a financial expert under the SEC’s rules. The determination was based on a thorough review of our Audit Committee members’ education and financial and public company experience. The Supervisory Board also determined that each member has satisfied the heightened independence requirements of Section 10A(m)(3) of the Exchange Act, in addition to our categorical standards.

Mr. Smith serves on no public company audit committees other than ours. Mr. Aigrain and Ms. Dicciani both serve on two public company audit committees in addition to ours, and Ms. Goren serves on one public company audit committee in addition to ours.

The Audit Committee met five times during 2015. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting; internal audit function and independent auditors; and our compliance function. As part of its function, the Audit Committee reports the results of its activities to the full Supervisory Board. Listed below are the general responsibilities of the Audit Committee. In addition to its oversight role of risk management as described above under “Role in Risk Oversight,” the Audit Committee’s duties are set forth in a written charter that was approved by the Supervisory Board. A copy of the charter can be found on our website at www.lyb.com.

•	Administrative Responsibilities - Perform an annual self-assessment;

•	Independent Auditor - Engage external auditor and approve compensation; review independence and establish policies relating to hiring of auditor employees; and pre-approve audit services;

•	Internal Audit - Review plans, staffing and activities as well as effectiveness;

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Financial Statements - Review financial statements and earnings releases; discuss and review accounting policies and practices and external auditor reviews; and discuss and review effectiveness of controls; and

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Compliance - Review plans, staffing and function of the Company’s Compliance function; establish and review procedures for complaints, including anonymous complaints regarding accounting, controls and auditing; and review the Company’s Code of Conduct and system for monitoring compliance therewith.

Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Supervisory Board, to recommend to the Supervisory Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select and nominate the independent auditor for appointment by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm, the Company’s audited financial statements as of December 31, 2015 and for the 12 month period then ended, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

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Discussed with PwC, the Company’s independent registered public accounting firm for period ended December 31, 2015, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

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Discussed with PwC its independence, including communications PwC is required to provide us under applicable Public Company Accounting Oversight Board requirements. This discussion and disclosure helped the Audit Committee in evaluating such independence.

•	Met periodically with members of management, the internal auditors and PwC to review and discuss internal controls over financial reporting.

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Reviewed and discussed, with the Company’s management and PwC, the Company’s audited consolidated balance sheet as of December 31, 2015, and consolidated statements of income, cash flows and changes in stockholders’ equity for the 12 month period ended December 31, 2015, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Audit Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Audit Committee meets periodically with both the internal auditors and the independent registered public accounting firm, with and without Company management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Supervisory Board (and the Supervisory Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2015. The Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2016.

The Audit Committee of the Supervisory Board

Bruce A. Smith, Chairman

Jacques Aigrain

Nance K. Dicciani

Bella Goren

Compensation Committee

The current members of the Compensation Committee are Messrs. Aigrain (Chairman), Benet and Carroll and Ms. Goren. Each member is independent in accordance with the rules and regulations of the NYSE.

The Compensation Committee met four times in 2015. The Compensation Committee is responsible for overseeing our executive compensation programs and developing the Company’s compensation philosophy generally. As part of its function, the Compensation Committee reports the results of its activities to the full Supervisory Board. The Compensation Committee’s written charter, which was approved by the Supervisory Board, can be found on our website at www.lyb.com.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans to Company employees, including selection of participants, determination of award levels within plan parameters, and approval of award documents. However, the Compensation Committee may not delegate authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation Committee’s responsibilities include the following:

•

Executive Compensation - Approve compensation and benefits of executive officers; review objectives of executive compensation consistent with corporate objectives; review and approve goals and objectives of CEO compensation and evaluate CEO performance; and make recommendations to the Supervisory Board for all executive officers’ compensation;

•

Company Compensation Benefits - Review compensation philosophy, programs and practices; review and approve pension and benefit arrangements as well as funding of pension and benefit plans; and make recommendations to the Supervisory Board regarding the same; and

•	Administrative - Perform an annual self-evaluation.

For additional information on the Compensation Committee, including with respect to compensation consultants engaged in the last fiscal year, see the “Compensation Discussion and Analysis” on page 27 of this proxy statement.

Compensation Committee Report

The Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Supervisory Board

Jacques Aigrain, Chairman

Lincoln Benet

Milton Carroll

Bella Goren

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal year 2015, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 407(e)(4) of Regulation S-K.

During fiscal year 2015, none of our executive officers served as:

•	a member of the compensation committee (or other board committee performing equivalent functions) of another entity that had an executive officer who served on our Compensation Committee;

•	a director of another entity that had an executive officer who served on our Compensation Committee; or

•	a member of the compensation committee (or other board committee performing equivalent functions) of another entity that had an executive officer who served as a Supervisory Director of the Company.

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Ms. Farley (Chair) and Messrs. Bindra, Buchanan, Carroll and van der Meer. Each member is independent in accordance with the rules and regulations of the NYSE.

The Nominating & Governance Committee met eight times during 2015. One of the primary responsibilities of the Nominating & Governance Committee is to identify nominees for election to the Supervisory Board. As described in this proxy statement, the Supervisory Board has nominated Messrs. Aigrain, Benet and Smith and Ms. Dicciani for election at the Annual Meeting.

The Nominating & Governance Committee’s written charter, which was approved by the Supervisory Board, can be viewed by on our website at www.lyb.com. It is the duty of the Nominating & Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating & Governance Committee has the following responsibilities:

•	Administrative - Perform an annual self-assessment and coordinate evaluations by other committees and the full Supervisory Board;

•

Supervisory Directors and Supervisory Director Nominees - Identify and recommend candidates for membership on the Supervisory Board; recommend committee memberships and recommend Supervisory Board compensation; and

•	Corporate Governance - Review the Company’s governance profile and make recommendations; and review and comment on shareholder proposals.

Potential Supervisory Director candidates are identified through various methods. The Nominating & Governance Committee welcomes suggestions from Supervisory Directors, members of Company management, and shareholders. From time to time, the Nominating & Governance Committee uses outside consultants to assist in identifying potential Supervisory Director candidates. The Supervisory Board and Nominating & Governance Committee do not have a policy specific to the candidates nominated by different parties and considers all nominees for vacancies on their merits without regard to the source of recommendation. The Supervisory Board has adopted a profile, which can be found on our website, which details the desired characteristics and experience of members of the Supervisory Board. The Nominating & Governance Committee considers this profile (in addition to any other factors it deems relevant) when considering candidates for nomination to the Supervisory Board. The Supervisory Board intends to maintain a manageable size as stated in our Corporate Governance Guidelines.

The Nominating & Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee for the Committee to consider for nomination as a Class I Supervisory Director at the general meeting in 2017, submit your candidate’s name, together with biographical information and his written consent to nomination to the Chairman of the Nominating & Governance Committee at the Company’s offices in Houston, Texas, at 1221 McKinney Street, Suite 300, Houston Texas 77010, before November 30, 2016.

HSE Committee

The current members of the HSE Committee are Messrs. van der Meer (Chairman), Bindra and Cooper and Ms. Dicciani. The HSE Committee met four times during 2015. The HSE Committee’s written charter, which was approved by the Supervisory Board, can be viewed on our website at www.lyb.com. It is the duty of the HSE Committee to assist the Supervisory Board in its oversight responsibilities by assessing the effectiveness of environmental, health and safety programs and initiatives that support the Company’s policies and reviewing the Company’s material technologies and the risks relating to its technology portfolio. In fulfilling its duties, the HSE Committee has the following responsibilities:

•

Administrative - Perform an annual self-evaluation; review the status of the Company’s health, safety and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations;

•

Performance - Review and monitor the Company’s health, safety and environmental performance statistics, provide oversight of the programs, initiatives and activities in the areas of technology and sustainability and review with management the existing and emerging technologies, and environment, health, safety, product stewardship and other sustainability issues that can have a material impact on the Company; and review the status of our environment, health, safety, product stewardship and other sustainability policies, programs and practices;

•

Audit - Review and approve the scope of the health, safety and environmental audit program and regularly monitor program results; review and approve the annual budget for the health, safety and environmental audit program; and

•	Reporting - Report periodically to the Supervisory Board on technology, health, safety and environmental matters affecting the Company.

Dutch Corporate Governance Code

In addition to the NYSE listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code (the “Code”) a copy of which is available at www.commissiecorporategovernance.nl. The Code contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

We conduct our operations in accordance with internationally accepted principles of good governance and best practice, while ensuring compliance with the corporate governance requirements applicable in the countries in which we operate. There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code, and we apply almost all of the provisions of the Code.

The Code’s compliance principle is “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Code either by applying the Dutch practices or explaining why the company has chosen to apply different practices. We are disclosing in our Dutch annual report that accompanies our Annual Accounts the extent to which we do not apply provisions of the Code, together with the reasons for those deviations. The Dutch annual report may be found on our website at www.lyb.com. Below is a general description of the provisions of the Code that we have determined not to apply:

Principles and Practices Related to the Management Board:

The Code states that options granted to Managing Directors should not be exercisable in the first three years after the date of grant. The stock options we grant to our executive officers, including our Managing Directors, are exercisable before the third anniversary of the date of grant. The vesting terms of options to our Managing Directors vary between three and five years, and begin vesting on the first anniversary of date of grant. We believe our vesting schedules are in line with the practices of our peer group used for executive compensation purposes and NYSE listed companies generally. Additionally, we believe that the vesting schedules we use are appropriate and necessary to attract and retain the best people and incentivize our executives to achieve the best results for our stakeholders both over the shorter and longer term.

Under the Code it is best practice to determine the number of shares and options granted dependent on the achievement of specified targets. The number of options and shares that we grant to our executives, including Managing Directors, is determined based on an overall target of equity based compensation, calculated as a percentage of base salary, rather than on the achievement of specified targets. The targeted values of options and shares granted are determined based on peer group analyses to ensure competitive compensation for attracting and retaining our executives.

Best practice under the Code is to retain for at least five years (or until the end of employment, if employment is terminated earlier) any shares granted as compensation without consideration. We do not require all shares granted as compensation to be held for five years or until the end of employment. Instead, our Compensation Committee implemented share ownership requirements that restrict selling of shares unless certain levels of equity are held. We believe that the share ownership guidelines appropriately ensure executives retain enough equity to make certain their interests are aligned with shareholders while also allowing flexibility for diversification of personal wealth.

Finally, under the Code, compensation in the event of termination of employment should not exceed one year’s salary (unless manifestly unreasonable, in which case it may not exceed two year’s salary). Our Managing Directors are party to employment agreements or participate in our Executive Severance Plan. Under the agreements and the Plan, Managing Directors may receive severance payments that include one year’s base salary plus the annual bonus at target, depending on the reason for the termination of employment. We believe that these severance arrangements are consistent with market practices and our peer group severance arrangements and are necessary at times to attract or retain qualified leaders.

Principles and Practices Related to the Supervisory Board:

The Code contains a best practice provision stating that all but one member of the Supervisory Board should be independent. Our Supervisory Board currently consists of twelve members, three of whom (Messrs. Benet, Buchanan and Cooper) have been nominated by a shareholder pursuant to a nomination agreement. Under the provisions of the Code, but not under the NYSE listing standards, those three members are not considered independent as a result of their affiliation with the shareholder that nominated them, which owns more than 10% of our shares. This deviation from the Code is a result of our obligation under the nomination agreement with an affiliate of Access Industries to nominate individuals to our Supervisory Board. We believe these individuals provide significant value to the workings of the Supervisory Board.

The Code includes a best practice provision stating that Supervisory Directors should be limited to no more than three four-year terms. We have no term limits for Supervisory Board members. Our Supervisory Board consists of three classes, each with a three-year term. There is no limit on the number of terms those individuals may serve. We believe that, as we have been operating only since April 2010, there is no need to subject our Supervisory Board members to term limits at this time, particularly given the longest tenure of any of our current Supervisory Directors is less than six years. The continuity of our current members’ service helps build and improve the Company.

Finally, the Code states that Supervisory Directors should not be granted Company equity as compensation. As described under “Compensation of the Members of the Supervisory Board,” our Supervisory Board members receive equity compensation in the form of restricted stock units (“RSUs”). The RSUs pay out in one share for each unit after restrictions lapse. Additionally, in 2015 the Supervisory Board determined to revise the compensation program for its members beginning in 2016 to allow them to elect to receive shares of the Company in lieu of their cash retainers. The Company will issue shares to those directors who have elected this option at the same time as quarterly cash payments would otherwise be made. The number of shares issued is determined by dividing the cash payment by the average of the closing price of our shares over the quarter in which the compensation was earned. We believe that providing Supervisory Directors with equity compensation is extremely important in recruiting individuals for service in order to be competitive with our peers. We also believe that equity grants ensure that Supervisory Directors’ interests are aligned with those of our shareholders.

Related Party Transactions

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve, in advance of commitment, certain transactions that we may enter into with related parties, including Supervisory Directors, Managing Directors, executive officers and certain shareholders. The transactions covered by the policy are those which are:

•	in the ordinary course of business but have an aggregate value of $25 million or more,

•	not in the ordinary course of business, regardless of value, or

•	any transaction where an executive officer or Supervisory Director of the Company has a direct or indirect material interest and the transaction has a value of $120,000 or more.

The disinterested members of the Audit Committee determine the fairness of the transactions to the Company by considering whether the transactions have terms no less favorable than those which could be obtained from non-related parties. Below is a description of related party transactions in existence since the beginning of the last fiscal year.

In 2010, we entered into certain agreements with affiliates of Access Industries. These agreements include a registration rights agreement that obligates us to register and bear the costs for the resale of equity securities owned by Access Industries or its affiliates, and a nomination agreement. Pursuant to the nomination agreement, Access Industries has the right to nominate individuals for appointment to the Supervisory Board if certain ownership thresholds are met. Access Industries currently owns more than 18% of our outstanding shares and nominated Messrs. Benet, Buchanan and Cooper pursuant to the agreement. The nomination rights continue for so long as Access Industries owns at least 5% of our outstanding shares. The Company entered into these agreements before it became publicly traded and the Related Party Transaction Policy was adopted.

On an ongoing basis and in the ordinary course of business, the Company makes spot purchases of natural gas liquids (“NGLs”), which are raw materials used by the Company to manufacture its products, from Anadarko Petroleum. Robert G. Gwin, the Chairman of our Supervisory Board, serves as Executive Vice President and CFO of Anadarko Petroleum. In July 2014, the disinterested members of the Audit Committee approved the Company making spot purchases from Anadarko as it deems appropriate. The determination was based on the fact the transactions were on terms no less favorable than those which could be obtained from non-related parties. The Company purchased $62 million of NGLs from a subsidiary of Anadarko Petroleum in 2015. The Audit Committee considered these purchases in connection with the determination that Mr. Gwin is independent. The Company does not believe that Mr. Gwin’s position at Anadarko gives rise to a direct or indirect material interest in the transactions.

In late 2014 and early 2015, the Supervisory Board agreed to advance legal expenses to certain related parties, including Bob Patel, our CEO and Chairman of the Management Board; Jim Gallogly, former CEO and Chairman of the Management Board; Craig Glidden, former Executive Vice President and Chief Legal Officer; and Kevin Brown, our Executive Vice President – Manufacturing and Refining. The expenses relate to certain equity compensation granted to these individuals in connection with their joining the Company that are the subject of audits by the Internal Revenue Service. The Supervisory Board’s decision to advance the expenses was in light of contractual arrangements between the Company and those individuals and based on the Supervisory Board’s determination that the Company has a common interest in the resolution of the audits, given they relate to the Company’s equity compensation practices. At this time, we believe the interest of each of the individuals named may exceed $120,000.

Compensation of the Members of the Supervisory Board

The members of our Supervisory Board receive both equity and cash compensation for their service on the Supervisory Board and its committees. The Supervisory Directors’ compensation is designed to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience.

The Supervisory Board compensation program is set forth below. Beginning in 2016, Supervisory Directors are permitted to elect to receive the cash component of their retainer payments in Company shares. The actual amounts earned by or paid to Supervisory Directors in 2015 are in the following table entitled “Supervisory Director Compensation.” The Supervisory Board is subject to ownership guidelines that are similar to those for our executive officers. The ownership guidelines prohibit members of the Supervisory Board from selling more than 50% of the net shares they receive upon vesting of their equity compensation each year unless they hold shares that are valued at three times their annual cash retainer.

Annual Retainer
Cash RSUs	$115,000 ($215,000 for Chairman of the Board) Valued at $170,000 ($310,000 for Chairman of the Supervisory Board)
Committee Retainer
Members	$10,000 ($15,000 for Audit Committee)
Chairs	$20,000 ($27,500 for Audit and Compensation Committee Chairs)

In addition to the retainers shown above, recognizing the time and effort international travel requires, we pay members of the Supervisory Board $5,000 for each intercontinental trip taken in performing their board service.

SUPERVISORY DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Robert G. Gwin, Chairman	240,000	310,000	27,483	577,483
Jacques Aigrain	157,500	170,000	10,433	339,933
Lincoln Benet	68,028	155,188	5,000	228,216
Jagjeet S. Bindra	145,000	170,000	32,504	347,304
Robin Buchanan	118,123	170,000	—	288,123
Milton Carroll	135,000	170,000	12,342	317,342
Stephen F. Cooper	118,123	170,000	27,048	315,171
Nance K. Dicciani	140,000	170,000	27,159	337,159
Claire Farley	131,877	170,000	22,673	324,550
Bella Goren	140,000	170,000	27,746	337,746
Bruce A. Smith	149,377	170,000	17,761	337,138
Rudy M.J. van der Meer	145,000	170,000	7,283	322,283

(1)	Includes retainers for services earned or paid through December 31, 2015.
(2)	Represents 1,647 restricted stock units, or RSUs, for all Supervisory Directors, other than Mr. Gwin and Mr. Benet. Mr. Gwin received 3,003 RSUs as his compensation as Chairman of the Supervisory Board. Mr. Benet received a pro-rated grant of 1,560 RSUs when he joined the Supervisory Board in June 2015. These awards are the only stock awards outstanding at 2015 fiscal year-end for the Supervisory Directors. In accordance with FASB Topic ASC 718, Compensation – Stock Compensation, the grant date fair value of the awards generally is the number of shares issued times the market value of our shares on that date. See Note 16 to our Consolidated Financial Statement included in our Form 10-K for the year ended December 31, 2015 for a description accounting for equity-based compensation.
(3)	Includes $5,000 for each intercontinental trip taken for work performed for the Company. The fees paid for each Supervisory Director are as follows: $5,000 for each of Messrs. Benet and van der Meer; $10,000 for each of Messrs. Carroll and Aigrain; $15,000 for Mr. Smith; $20,000 for Ms. Farley; $25,000 for each of Messrs. Cooper, Gwin, Ms. Dicciani and Ms. Goren; and $30,000 for Mr. Bindra. Also includes benefits in kind related to tax preparation and advice related to the Supervisory Directors’ UK and Dutch tax returns and payments. The Company provides these services, through a third party, to the Supervisory Director because of our unique incorporation and tax domicile situation.
(4)	The terms of the RSUs granted to directors entitle them to dividend equivalent payments when and if dividends are paid on the Company’s shares generally.

ELECTION OF SUPERVISORY BOARD DIRECTORS

The Supervisory Board currently consists of twelve individuals, and is divided into three classes. Supervisory Directors are elected for three-year terms on a staggered term basis. The term of office for current Class III Supervisory Directors expires at the Annual Meeting, and the Supervisory Board is proposing the election of Messrs. Aigrain, Benet and Smith and Ms. Dicciani for three-year terms.

Each of the Supervisory Directors and Supervisory Director nominees listed below has served as a director of one or more public and/or international companies and on a variety of board committees. As such, they have executive management and director oversight experience in most, if not all, of the following areas: strategy development and implementation; risk assessment and management; financial accounting and reporting; internal controls; corporate finance; capital project evaluation; the evaluation, compensation, motivation and retention of senior executive talent; public policies as they affect global industrial corporations; compliance; corporate governance; productivity management; safety management; project management; and, in most cases, global operations. Many of the Supervisory Directors and Supervisory Director nominees also bring substantial experience and particular insights into the petrochemical and energy industry. These individuals collectively provide a range of perspectives, experiences and competencies well-suited to providing advice to management and to overseeing the Company’s business and operations.

The information found below about our Supervisory Board is as of March 3, 2016. Information relating to the share ownership of our Supervisory Directors and nominees may be found under the “Supervisory Director, Supervisory Director Nominee and Management Share Ownership” section on page 24.

ELECTION OF SUPERVISORY BOARD DIRECTORS

(Item 1 on the Proxy Card)

The first proposal on the agenda is to elect Messrs. Aigrain, Benet and Smith and Ms. Dicciani as Class III Supervisory Directors until the annual meeting in 2019. Mr. Benet was nominated by Access Industries pursuant to a nomination agreement, entered into in 2010 and amended in 2015, between the Company and affiliates of Access.

Class III Supervisory Directors

Jacques Aigrain, French-Swiss, 61, Class III Supervisory Director since May 2011

•	Partner, Warburg Pincus, a global private equity firm, since June 2013.

•	Director of The London Stock Exchange Group Plc, a diversified international stock exchange, since May 2013.

•	Director of WPP plc, a multinational advertising and public relations company, since May 2013.

•	Director of Lufthansa German Airlines, from September 2007 to April 2015.

•	Chairman of LCH Clearnet Group, Limited, a clearinghouse group, from March 2010 to March 2015.

•	Director of Resolution Ltd., a financial services company that acquires businesses in the insurance industry, from February 2010 to March 2013.

•	Director of Qatar Financial Centre Authority, the commercial arm of the Qatar Financial Centre, from April 2012 to October 2015.

Mr. Aigrain has extensive operational, financial and management expertise, as well as considerable experience with international companies and board service, among other skills.

Lincoln Benet, American-British, 52, Class III Supervisory Director since June 2015

•	Chief Executive Officer of Access Industries, a privately held industrial group, since 2006.

•	Director of Warner Music Group, a recorded music and music publishing business, since July 2011.

•	Director of Clal Industries Ltd., a privately held investment company, since July 2012.

Mr. Benet has corporate finance, mergers and acquisitions, fixed income and capital markets expertise as well as experience in executive management, leadership and strategy.

Nance K. Dicciani, American, 68, Class III Supervisory Director since September 2013

•	Director of Halliburton, an oilfield services company, since September 2009.

•	Director of Praxair, an industrial gases company, since September 2008.

•	Director of AgroFresh Solutions, Inc., a horticultural technology company, since July 2015.

•	Director of Rockwood Holdings, a specialty chemicals and advanced materials company from May 2008 until June 2014.

Ms. Dicciani’s career history includes executive roles at specialty chemical companies that give her unique insight into the petrochemical industry. Ms. Dicciani has expertise in financial, senior management, general management, strategic planning, risk and asset management, corporate governance and public company matters.

Bruce A. Smith, American, 72, Class III Supervisory Director since July 2010

•	Chief Executive Officer of One Cypress Energy LLC, a crude petroleum products logistics provider, since December 2011.

•	Director of Ventech Engineers, Inc., an engineering and procurement services company, since January 2012.

•	Director of GEVO, Inc., a renewable chemicals and advanced biofuels company from June 2010 to February 2015.

Mr. Smith has extensive senior leadership experience in the refining industry, substantial management background in publicly traded companies and previous experience serving as a director and chairman of the audit and compensation committees of publicly traded companies.

The affirmative vote of a majority of the votes cast at the Annual Meeting for each individual is required to elect each of the director nominees; provided, that unless two-thirds of votes representing at least fifty percent of the Company’s shares outstanding vote against the nominees, the nomination is considered binding under the Company’s Articles of Association and the individuals will be elected to the Supervisory Board.

Our Management Board and Supervisory Board recommend shareholders vote FOR the election of each of the named candidates.

Supervisory Directors Not Standing for Election

Information, as of March 3, 2016, with respect to the Supervisory Directors who are not standing for election is as follows:

Jagjeet S. Bindra, American, 68, Class I Supervisory Director since May 2011

•	Director of Edison International, a generator and distributor of electric power, and its subsidiary, Southern California Edison Co., an electric utility company, since April 2010.

•	Director of WorleyParsons, a global provider of project delivery and consulting services to the resources and energy sectors and complex process industries, since July 2015.

•	Director of Transocean Ltd., an offshore drilling contractor and the provider of drilling management services, from 2011 to 2014.

•	Director of Larsen & Toubro, a technology, engineering, construction and manufacturing company, from 2009 to 2012.

•	Director and Deputy Chairman of Transfield Services, a global provider of operations, maintenance and asset and project management services, from 2009 to 2012.

Mr. Bindra’s career history includes executive roles at Chevron which, in addition to his other public company board service, gives him expertise in finance, general management, senior management, mergers and acquisitions, strategic planning, government and regulatory affairs, risk and asset management, capital markets, corporate governance and general public company oversight.

Robin Buchanan, British, 63, Class II Supervisory Director since May 2011

•	Senior Advisor to Bain & Company, a global business consulting firm, since 2007.

•	Director of Schroders plc, a global asset management company, since March 2010.

•	Chairman of Michael Page International plc, a specialist recruitment company, from December 2011 to December 2015.

Mr. Buchanan has extensive knowledge and experience relating to strategy, leadership, business management and corporate governance and extensive experience in serving on corporate boards and consulting for companies in an array of industries, including the industrial sector.

Milton Carroll, American, 65, Class I Supervisory Director since July 2010

•	Chairman of CenterPoint Energy, a public utility holding company, since October 2002.

•	Chairman of Instrument Products, a private oil-tool manufacturing company, since October 1977.

•	Director of Halliburton, an oilfield services company, since December 2006.

•	Director of Health Care Service Corporation, a health benefits company, since November 1998.

•	Director of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since April 2008.

•	Director of LRR Energy, L.P., from 2011 to January 2014.

As an experienced director of several public companies, Mr. Carroll brings with him expertise in finance, general management, senior management, mergers and acquisitions, strategic planning, government and regulatory affairs, risk and asset management, corporate governance and general public company oversight.

Stephen F. Cooper, American, 69, Class II Supervisory Director since July 2010

•	Chief Executive Officer and Director of Warner Music Group Corp., a recorded music and music publishing business, since August 2011.

•	Managing Partner of Cooper Investment Partners, a private equity firm specializing in underperforming companies, since July 2008.

•	Director of Ventech Engineers, Inc., an engineering and procurement services firm, since September 2011.

Mr. Cooper has considerable experience as a financial and executive advisor to companies facing operational and performance issues. He has substantial and expansive experience in various industries that provides him with significant expertise in all aspects of supervising management of large, complex companies.

Claire S. Farley, American, 57, Class I Supervisory Director since February 2014

•	Director of FMC Technologies, Inc., a global provider of technology solutions for the energy industry, since May, 2009.

•	Vice Chair of KKR Energy Group, since January 2016.

•	Member of KKR Management LLC, the general partner of KKR & Co. L.P., a global investment firm, from January 2013 to December 2015.

•	Managing Director of KKR Energy Group from November 2011 to December 2012.

•	Co - Chief Executive Officer of RPM Energy, a privately-owned oil and gas exploration and development company, from September 2010 to November 2011.

•	Director of Encana Corporation, a North American energy provider, from April, 2008 through August 2014.

Ms. Farley is a former oil and gas executive with public company experience, which provides her with expertise in mergers and acquisitions, strategic planning, finance, general management, senior management, risk and asset management, capital markets, corporate governance and general public company oversight.

Isabella D. Goren, American, 55, Class II Supervisory Director since February 2014

•	Director of MassMutual Financial Group, a mutual life insurance company, whose major affiliates include Oppenheimer Funds, Inc. and Babson Capital Management LLC, among others, since December 2014.

•	Director of Gap Inc., a global retail company with a portfolio of brands, since August 2011.

•

Senior Vice President and Chief Financial Officer of AMR Corporation, a commercial aviation company and the parent holding company of several airlines, including American Airlines, Inc., a global airline, where she also served as Senior Vice President and Chief Financial Officer, from July 2010 to December 2013.[1]

Ms. Goren has extensive experience in executive management of capital intensive and highly competitive businesses, complex international operations and global operating strategies. She brings with her skills and

[1]

AMR Corporation and American Airlines, Inc. successfully completed a reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2013, for which a voluntary petition was filed in November 2011.

expertise in financial matters, senior executive leadership, general management, strategic planning, and public company governance experience.

Robert G. Gwin, American, 52, Class II Supervisory Director since May 2011

•	Executive Vice President, Finance and Chief Financial Officer of Anadarko Petroleum Corporation, an oil and gas exploration and production company, since March 2009.

•	Chairman of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since October 2009 and director since August 2007.

•	Chairman of Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP since November 2012.

Mr. Gwin has expansive experience relating to the oil and gas industry, finance, public company board experience and executive management expertise, among other skills.

Rudy van der Meer, Dutch, 71, Class I Supervisory Director since July 2010

•	Chairman of the Supervisory Board of Coöperatie VGZ U.A., a health insurer, since 2011.

•	Supervisory Director of James Hardie Industries S.E., an industrial fibre cement products and systems manufacturer, since 2007.

•	Chairman of Supervisory Board of Royal Imtech N.V., a technical services provider, from 2005 to 2013.

•	Chairman of Supervisory Board of Energie Beheer Nederland B.V., a Dutch state owned natural gas exploration, production, transportation and sale company, from 2006 to 2013.

•	Chairman of Supervisory Board of Gazelle Holding B.V., a bicycle manufacturing company, from 2005 to 2011.

•	Supervisory Director of ING Nederland N.V, retail banking and insurance subsidiaries, respectively, of ING Groep N.V., from 2004 to 2011.

Mr. van der Meer’s career history includes three decades at AkzoNobel, a leading global paints and coatings company and a major producer of specialty chemicals. Mr. van der Meer brings with him expertise related to general management, senior management, mergers and acquisitions, government and regulatory affairs, risk and asset management and corporate governance and public company experience, particularly as they relate to Dutch multinational companies.

INFORMATION ABOUT THE MANAGEMENT BOARD

The Management Board as a body is vested with the authority to manage the Company, which includes, among other things:

•	the setting and achievement of the Company’s objectives;

•	the Company’s strategy, its policies, and the ensuing delivery of results, the risks inherent in its business activities and the financing of the Company;

•	the structure and operation of the internal risk management and control systems;

•	the financial reporting process and the establishment and maintenance of the internal controls over financial reporting;

•	the disclosure of information on matters that may substantially influence the price of the Company’s listed securities;

•	compliance with all legislation and regulations applicable to the Company;

•	the relation between the Company and its stakeholders, including shareholders;

•	the corporate social responsibilities of the Company; and

•	the Company’s corporate structure.

The Management Board is accountable for the performance of its duties to the Supervisory Board and the shareholders. Many of the duties of the Management Board are at the initiative of the CEO or the Chairman of the Supervisory Board. Notwithstanding serving on the Management Board, executives retain individual responsibilities specific to their positions, including under applicable law and regulations, such as required CEO and CFO certificates and affirmations. However, the individuals elected as Managing Directors generally share authority for the overall management of the Company.

Our Articles of Association provide that the Supervisory Board shall determine the number of members of the Management Board. Until 2014, the Management Board consisted solely of our CEO. In 2014, the Supervisory Board determined that the number of members of the Management Board should increase to include additional members of senior management. The role of the additional members of the Management Board is to assist the CEO and Chairman of the Management Board with the deployment of the Company’s strategy and policies, and the achievement of its objectives and results, while maintaining day-to-day responsibility for their respective areas of management of the Company.

The Supervisory Board believes that Thomas Aebischer, the Company’s Executive Vice President and Chief Financial Officer; Dan Coombs, the Company’s Executive Vice President – Global Olefins & Polyolefins and Technology, and Jim Guilfoyle, the Company’s Senior Vice President – Global Intermediates & Derivatives should be elected to the Management Board. The addition of Mr. Aebischer, Mr. Coombs and Mr. Guilfoyle will contribute to the well roundedness of the Management Board and enhance the current governance of the Company.

ELECTION OF MANAGING DIRECTORS

(Item 2 on the Proxy Card)

As set forth in our Articles of Association, Managing Directors are elected for a term of no more than four years. The Supervisory Board is asking shareholders to elect Mr. Aebischer, Mr. Coombs and Mr. Guilfoyle each for a two-year term ending on the date of our annual general meeting of shareholders in 2018 to coincide with the end of the terms of the current members of the Management Board.

Thomas Aebischer, Swiss, 54 Executive Vice President and Chief Financial Officer since January 2016

As the Company’s Executive Vice President and Chief Financial Officer, Mr. Aebischer is responsible for the Company’s treasury, information technology, tax, finance and accounting functions.

Prior to joining the Company, Mr. Aebischer served as the Chief Financial Officer of LaFargeHolcim from July 2015 to December 2015, and as the Chief Financial Officer of Holcim Ltd. from January 2011 to June 2015.

Dan Coombs, American, 59, Executive Vice President – Global Olefins & Polyolefins and Technology since January 2016

Mr. Coombs is currently responsible for the Company’s Olefins & Polyolefins Americas, Europe, Asia and International and Technology businesses, as well as for the Company’s procurement function. Mr. Coombs previously served as Executive Vice President – Intermediates & Derivatives and Technology since May 2015, when he joined the Company. In that role, he also had responsibility for the Company’s supply chain and procurement functions. Before joining the Company, Mr. Coombs spent several years with Chevron Philips Chemical Company where he served in executive leadership roles overseeing an array of functions and businesses, including Manufacturing; Specialties, Aromatics and Styrenics; Corporate Planning and Development; and Chevron Phillips’ Qatar operations.

James D. Guilfoyle, American, 45 Senior Vice President – Global Intermediates & Derivatives since January 2016

Mr. Guilfoyle leads the Company’s Intermediates & Derivatives business and is also responsible for the Company’s supply chain function. Mr. Guilfoyle has served as Senior Vice President, Global Intermediates and Derivatives since June 2015, adding the supply chain function in January 2016. Prior to that, he served in a variety of leadership roles at the Company, including Vice President of Global Propylene Oxide and Co-Products from March 2015 to May 2015, Director of Polymer Sales Americas from January 2012 to February 2015 and Director of High Density Polyethylene from November 2006 to December 2011.

Information about Mr. Aebischer, Mr. Coombs and Mr. Guilfoyle’s share ownership can be found in the “Supervisory Director, Supervisory Director Nominee and Management Share Ownership” section on page 24.

The affirmative vote of a majority of the votes cast at the Annual Meeting for each individual is required to elect each of the nominees to the Management Board.

Our Supervisory Board recommends shareholders vote FOR the election of each of Mr. Aebischer, Mr. Coombs and Mr. Guilfoyle.

Information with respect to nationality, age, term of office and background of each of the current members of the Management Board, as of March 3, 2016, is shown below.

Bhavesh (Bob) V. Patel, American, 49 Chief Executive Officer and Chairman of the Management Board since January 2015

Prior to being named Chief Executive Officer, Mr. Patel led our Olefins & Polyolefins businesses and oversaw the Company’s manufacturing operations in Europe, Asia and other non-North American jurisdictions. He also was responsible for the Company’s Technology business, which encompasses licensing and support of our technology. Mr. Patel was the Senior Vice President of O&P – EAI and Technology from November 2010 until October 2013 when he was promoted to Executive Vice President and given responsibility for the Company’s manufacturing operations in addition to his other responsibilities.

From March 2010 until June 2011, Mr. Patel was SVP, O&P – Americas, responsible for managing all of our North American and South American olefins and polyolefins businesses. Prior to joining the Company, Mr. Patel was General Manager of Olefins & NGL for Chevron Phillips Chemical Company from June 2009 to March 2010 and General Manager of its Asia Pacific businesses from April 2008 to June 2009.

Kevin W. Brown, American, 58 Executive Vice President, Manufacturing & Refining since January 2015

As Executive Vice President – Manufacturing & Refining, Mr. Brown is responsible for the Company’s Global Manufacturing as well as the business and operations of our Houston refinery. Prior to being named Executive Vice President, Mr. Brown served as Senior Vice President – Refining since October 2009, overseeing the Company’s refining operations. Mr. Brown also has responsibility for the Company’s Global Projects functions. Prior to joining the Company, Mr. Brown spent several years as an Executive Vice President and a Director of Sinclair Oil, a privately-held American petroleum company.

Jeffrey A. Kaplan, American, 47 Executive Vice President and Chief Legal Officer since February 2015

As Executive Vice President and Chief Legal Officer, Mr. Kaplan has responsibility for the Company’s legal affairs globally as well as the Company’s government affairs, public relations and corporate communications. Prior to his current role, Mr. Kaplan served as Deputy General Counsel since December 2009, overseeing several areas of the Company’s legal department, including disputes, operations, HSE, commercial and labor and employment. From 2001 to 2009, Mr. Kaplan served in a variety of leadership roles at Chevron Phillips Chemical Company, including deputy general counsel. Prior to 2001, Mr. Kaplan was in private law practice in Houston, Texas.

SUPERVISORY DIRECTOR, SUPERVISORY DIRECTOR NOMINEE AND MANAGEMENT SHARE OWNERSHIP

Under SEC rules, we are required to include, in tabular format, information relating to the beneficial ownership of our shares by each (i) Supervisory Director, (ii) Supervisory Director nominee, and (iii) executive officer named in the Summary Compensation Table on page 49. We also are required to include information with respect to all of these individuals, and all other executive officers, as a group. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 3, 2016.

Our Supervisory Directors, Supervisory Director nominees and executive officers, individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of March 3, 2016.

SECURITY OWNERSHIP OF MANAGEMENT

Name	Shares Owned(2)
Jacques Aigrain	6,497
Lincoln Benet	1,560
Jagjeet S. Bindra (1)	19,995
Robin Buchanan	28,410
Milton Carroll	1,901
Stephen F. Cooper	17,410
Nance K. Dicciani	7,027
Claire S. Farley	3,656
Bella D. Goren	3,720
Robert G. Gwin	13,402
Bruce A. Smith	21,148
Rudy M.J. van der Meer	11,452
Bhavesh V. (Bob) Patel (1)	123,367
Kevin W. Brown	134,389
Jeffrey A. Kaplan	8,137
Timothy D. Roberts	41,696
James L. Gallogly	60,846
Karyn F. Ovelmen	8,088
Craig B. Glidden	11,157
William B. Allen	9,881
All directors, nominees and executive officers as a group (27 persons) (2)(3)	582,360

(1)	Mr. Bindra’s ownership includes 9,200 shares owned by the Bindra Family Revocable Trust. Mr. Bindra disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Mr. Patel’s ownership includes 61,810 shares held in a family trust. Mr. Patel disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(2)	Includes beneficial ownership of shares that may be acquired upon exercise of options within 60 days of March 3, 2016 and shares that are issuable under restricted stock units within 60 days of March 3, 2016. For Mr. Gwin, the numbers presented include 3,003 restricted stock units, for Mr. Benet, the numbers include 1,560 restricted stock units and for the remainder of the Supervisory Board Members (Messrs. Aigrain, Bindra, Buchanan, Carroll, Cooper, Smith and van der Meer and Ms. Dicciani, Ms. Farley and Ms. Goren), the numbers presented include 1,647 restricted stock units. For Mr. Patel, the numbers presented include 47,723 stock options. For Mr. Gallogly, the numbers presented include 37,576 stock options. The numbers for Mr. Glidden include 5,482 stock options; and the numbers for Mr. Roberts include 18,945 stock options and 8,561 restricted stock units. The numbers for all directors, nominees and executive officers as a group include 127,793 stock options and 31,069 restricted stock units.
(3)	Thomas Aebischer, Dan Coombs and Jim Guilfoyle are all executive officers included in the 27 persons disclosed. Their information is not separately disclosed in the table above, as SEC rules require separate disclosure only for “named executive officers” as that term is defined by the SEC. However, as Messrs. Aebischer, Coombs and Guilfoyle are all nominees to the Management Board, we have separately disclosed their equity interests in the Company as follows: Mr. Aebischer does not own any shares, Mr. Coombs owns 560 shares and Mr. Guilfoyle owns an aggregate of 6,804 shares, including 3,831 stock options exercisable within 60 days.

PERSONS OWNING MORE THAN 5% OF LYONDELLBASELL SHARES

The table below shows information for shareholders known to us to beneficially own more than 5% of our shares, based on their filings with the SEC through February 14, 2016.

	Shares Beneficially Owned
Name and Address	Number	Percentage (1)
Certain affiliates of Access Industries, LLC (2)	88,943,366	20.7%
730 Fifth Ave., 20th Floor New York, NY 10019
FMR LLC (3)	27,917,230	6.5%
82 Devonshire Street Boston, MA 02109
The Vanguard Group (4)	22,919,629	5.3%
100 Vanguard Blvd. Malvern, PA 19355

(1)	All percentages are based on 430,449,954 shares outstanding as of March 3, 2016.
(2)	Access Industries is a privately-held U.S. industrial group which controls directly or indirectly AI International Chemicals S.à r.l. and certain other entities that are recordholders of our outstanding shares (collectively, the “Access Recordholders”). Len Blavatnik controls Access Industries and may be deemed to beneficially own the shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Recordholder, disclaim beneficial ownership of any shares owned by the Access Recordholders.
(3)	Information is based on a Schedule 13G filed with the SEC on February 12, 2016 by FMR LLC and Abigail P. Johnson reporting beneficial ownership of the Company’s stock as of December 31, 2015, on behalf of its direct and indirect subsidiaries including Crosby Advisors LLC, FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management Trust Company, Inc., FMR Co., Inc. and Strategic Advisors, Inc. The shareholder reports sole voting power with respect to 1,553,810 shares and sole dispositive power with respect to 27,917,230 shares.
(4)	Information is based on a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group reporting beneficial ownership of the Company’s stock as of December 31, 2015, on behalf of its direct and indirect subsidiaries including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, LTD. The shareholder reports sole voting power with respect to 685,322 shares and sole dispositive power with respect to 22,190,747 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

Based on a review of the reports filed, information of the Company, and written representations from reporting persons, we believe that during the fiscal year ended December 31, 2015, our Supervisory Directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation policies and practices and focuses on 2015 compensation for those executives that are “named executive officers” as defined by the SEC. The Company experienced several executive changes in 2015 and, as a result of the SEC’s rules, must include information regarding current executive officers and certain executives who left the Company during 2015. Generally, the CD&A discusses and analyzes compensation decisions for the CEO, the CFO and the three most highly paid executives other than the CEO and CFO. Throughout this CD&A, we discuss the compensation of the following individuals:

•	Bob Patel – Chief Executive Officer and Chairman of the Management Board

•	Kevin Brown – Executive Vice President of Global Manufacturing & Refining

•	Jeff Kaplan – Executive Vice President and Chief Legal Officer

•	Tim Roberts – former Executive Vice President of Global Olefins & Polyolefins

Although the following individuals were only with the Company for a portion of the year, they are also considered named executive officers under SEC rules: Jim Gallogly, former CEO who retired in January 2015; Karyn Ovelmen, former CFO who left the Company in May 2015; and Craig Glidden, former Chief Legal Officer, who retired in February 2015.

Finally, SEC rules require that we include Billy Allen, our VP – Finance, as a named executive as a result of his signing the certifications required under Sections 302 and 906 for our second and third quarter 2015 Forms 10-Q while we conducted our search for a new CFO.

In this CD&A, we begin with an executive summary to highlight our performance in 2015, which is what the most significant compensation decisions were based on. We then give highlights of compensation matters in 2015 and an overview of our program and practices. The remaining discussion of our executive compensation is meant to provide an explanation of how we pay our executives, what we pay them and why we paid them what we did.

Executive Summary

Key Performance Highlights

Our executives are paid for performance. The design and philosophy of our executive compensation programs is to align the interests of our executives with the long-term owners of our Company. Although not a measure used for our executive compensation program, we have included the comparison of the Company’s five-year total shareholder return as compared to the S&P 500 and the S&P 500 Chemicals Indices below, as we believe it shows our executives’ pay is aligned with shareholder value.

In 2015, we returned over $6 billion of cash to shareholders through dividends and share repurchases.

*	Assumes that $100 was invested as of December 31, 2010 and that all dividend payments were reinvested.

Company 2015 Performance

Our Company’s financial and operating performance during 2015 was exceptional.

With respect to nearly all of the measures used to determine success under our annual and long-term incentive programs, results were above expectations, improved as compared to prior years, or showed differential performance as compared to industry peers.

The four key performance measures used in our executive compensation programs in 2015 were:

•   Health, Safety & Environmental (“HSE”) Performance,

•   Cost Performance,

•   Business Results Performance, and

•   Return on Assets.

HSE Performance
- Top decile performance as compared to industry peers - Fewer injuries than in 2014 - Continued best in class performance in the areas of process safety and environmental performance
Cost Performance
- Fixed costs below inflation over the last five years - SG&A as a percentage of revenues lowest among chemical company peers - Fixed costs in line with budget
Business Results Performance
- Fourth consecutive year of record EBITDA - Fewer lost profit opportunities than in 2014
Return on Assets

-   18% improvement over three year period for chemical operations, as compared to 2% improvement of chemical peers

-   9% improvement over three year period for refining operations, as compared to 6% decline of refining peers

Key Compensation Highlights

The Company experienced several management changes in 2015, including the appointment of a new CEO and Chief Legal Officer and the departure of other executives. In addition to the changes in management, 2015 was a transition year for executive compensation matters because it was the fifth year anniversary of the Company’s emergence from bankruptcy. When the Company emerged from bankruptcy in 2010, grants of stock options and restricted stock units, or RSUs, were made to a number of executives, including Messrs. Patel, Brown, Kaplan and Glidden. The 2010 stock options vested ratably over a three year period beginning in 2012. The 2010 restricted stock units vested after a five year period, in 2015. The 2010 awards were designed to recruit, ensure retention and allow individuals to share in potential upside in an extremely uncertain time in the Company’s history. The value of the awards was based on a percentage of the executives’ 2010 base salary that was meant to cover five years’ worth of annual grants. Any executive who received those grants did not receive any other annual grants of stock options or RSUs between 2010 and 2014.

As a result of the management changes and the need for new awards that provide long-term retention and incentive value to our executives, the Compensation Committee decided that one-time grants of both stock options and RSUs were warranted for some of the named executives. In 2015, Mr. Patel, Mr. Brown, Mr. Roberts and Mr. Glidden each received one-time awards. The vesting of these awards begins on the first anniversary of the grant date and continues over a five year period. In the first year, only ten percent vest, in the second year, fifteen percent vest, and the remaining 75% of the awards vest in equal increments in the third, fourth and fifth years. More information about these equity awards can be found under “2015 Long-Term Incentive Awards.”

The compensation decisions made by the Compensation Committee in 2015 were focused on performance based compensation. The Committee determined the form and amount of compensation for the named executives by considering the best way to drive performance and create shareholder value. The compensation also is designed to allow our executives to share in that value to the extent it is achieved.

The chart below shows the target compensation of Mr. Patel, our CEO, for 2015. The target compensation includes base salary, the target amount of his annual cash bonus, the target amount of performance share units, or PSUs, the value of the annual grants of stock options and RSUs and the value of the one-time grants of stock options and RSUs discussed above.

Approximately 6% of our

CEO’s 2015 target

compensation was fixed in the

form of base salary.

The value of the remaining

target compensation was in the

form of awards that are earned

based on successfully achieving

results or the value of which is

dependent on our stock price.

The amounts ultimately earned and received by Mr. Patel may differ significantly from his target compensation. Throughout this CD&A, we discuss the target amount of our named executives’ compensation because those are the amounts that the Compensation Committee determined to be appropriate levels of pay for our named executives. However, those are not the amounts that our executives actually received in 2015. The table above shows that 86%, or $18.875 million, of Mr. Patel’s 2015 target compensation was in the form of stock options, RSUs and PSUs. The stock options and the RSUs begin vesting in 2016 and continue to vest through 2020, which means that Mr. Patel will realize that compensation over a five year period. Further, he will only be able to realize value of the stock options if the market price of our shares after the options vest is greater than the price when the options were granted. Additionally, the number of shares earned under PSUs will be determined by the Compensation Committee after the three-year performance period ending December 31, 2017, and can range from zero to 200% of target. The value ultimately realized by Mr. Patel under the PSUs will depend on the number of shares earned and the market price of the shares when the Committee makes its determination.

2015 annual bonus paid out at 208% of target;

Restricted stock units granted in 2010 vested;

PSU award granted in 2013 with a three-year performance period ended December 31, 2015 paid out at 195% of target; and

Mr. Patel did not exercise any stock options in 2015.

Our 2015 Say-on-Pay Vote

At our 2015 annual meeting, more than 98% of the votes cast voted in favor of the 2014 compensation of our named executive officers. The Compensation Committee believes that the strong support indicates that shareholders approve of our compensation strategy and programs.

The Company values the insights we gain through dialogue with our investors and will continue to consider shareholder views about our core principles and objectives when determining executive compensation.

Our Compensation Practices

We believe our executive compensation program and practices support our philosophy of pay for performance and reflect best governance practices.

What we do:	What we don’t do

✓ We link a significant amount of our executives’ compensation to financial, business and strategic goals.	X We don’t have a high percentage of fixed compensation, meaning a significant portion of our executives’ compensation is at-risk.

✓ We grant PSUs, RSUs and stock options to reward sustained future performance in addition to rewarding and incentivizing current year.	X We don’t exclusively grant time-vested awards, and we include awards that require performance evaluations and stock price appreciation.

✓ Our Compensation Committee annually reviews our executives’ compensation to evaluate their target compensation relative to other executives within the Company and their peers at other companies.	X We don’t use a peer group composed of companies significantly larger than ours and we don’t make lock-step changes based on peer groups.

✓ We include a “double-trigger” vesting in our LTI plan for change-in-control events.	X We don’t provide for excise tax-gross ups for change-in-control or terminations.

✓ We include claw-backs in our programs that allow us to recover performance based compensation in various circumstances.	X We don’t allow our officers and directors to hedge our stock.

✓ Our Compensation Committee has retained an independent consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”) to advise on executive compensation matters.	X We don’t use short-term vesting for stock awards.

Our Executive Compensation Program

Compensation Philosophy – Pay for Performance Alignment

Our overriding philosophy on executive compensation is to pay based on performance. Our executive compensation program is designed to provide target compensation that is more heavily weighted to incentive and equity compensation. We believe that making a higher percentage of our executives’ compensation dependent upon performance:

•	ensures that executives focus on achieving measurable Company objectives on both an absolute basis, and relative to industry peers, as well as individual performance objectives;

•	fosters and supports a high-performing culture that attracts and retains highly qualified executive talent;

•	aligns executives’ incentives with the creation of shareholder value through both short and long-term incentive plans; and

•	ensures we pay for performance.

The Company’s commitment to pay based on performance is evidenced in the potential for difference between target pay and realized pay. Failing to meet performance expectations can significantly affect payout amounts and would result in our named executives realizing substantially less compensation than executives in similar positions at other publicly traded companies.

Executive Compensation Program Design Overview

Our executive compensation program consists of three primary elements:

In 2015 the Compensation Committee tied a significant portion of our executives’ compensation to the achievement of the Company’s performance, both annual and long-term, in the form of bonuses and PSUs.

•	The earned amount of annual STI bonuses was based on:

•	the Company’s performance in the areas of HSE performance, cost discipline and business results;

•	the performance of business units and staff functions in the areas of HSE performance, cost discipline, business results and customer service; and

•	the executives’ individual contributions to the Company.

•

PSUs granted in 2015 have performance measures based on the Company’s differential performance in the areas of cost discipline and return on assets (“ROA”) as compared to industry peers over the three year period ended December 31, 2017.

•

The PSUs that had a three year performance period ended December 31, 2015 that were paid out in February 2016 also had performance measures based on our differential performance as compared to industry peers in the areas of cost discipline and ROA.

Our named executives also were granted stock options and RSUs. Stock options and RSUs are time based vesting awards. The value of the awards realized by the executives, if any, is based on the market price of our shares when those awards vest and are meant to align our executives’ interests with long-term shareholder value.

Strategy and Design of Executive Compensation

Executive’s target compensation is set at or around the median of peers. Target compensation includes a named executive’s base salary; the dollar value of target annual bonus; and target LTI awards in the form of stock options, RSUs and PSUs, all as a percentage of base salary. The Company’s performance based compensation does not pay out based on the achievement of threshold, target and maximum levels. Under those types of formulaic programs, achievement of certain numerical targets of performance can guarantee payouts based on a threshold being met, a target being met, and then a maximum payout if performance exceeds a target to a certain extent.

The Company’s programs allow the Compensation Committee to use its discretion to determine whether the Company and the executives have earned payouts and to what extent those payouts are earned – generally based on differential performance.

Performance Measures

Our incentive compensation includes stock options and RSUs, both of which are time-based vesting awards. Stock options and RSUs provide retention value and compensate executives based on the value of our stock price. Stock options in particular align executives’ interests with shareholders over the longer term because they will only provide value if the market price of our stock increases over time.

Our other incentive compensation includes our annual bonuses and PSUs. The annual bonuses focus on performance over the short term, while the PSUs measure performance over a three year period. We believe the mix of these awards provides a balance to incentivize our executives in both the shorter and longer term. These awards are earned based on the Company’s success in key performance measures, as shown below:

Annual Cash Bonuses (STI Program)
Company Performance 50% of STI	HSE performance (25% of Company Performance) – The safety of our employees and the protection of the communities in which we operate is paramount to our operations. Our focus on health, safety and environmental matters is part of our Operational Excellence culture that allows us to run safely and efficiently, without downtimes and disruptions that impede our ability to take advantage of the markets in which we sell our products.
Cost discipline (25% of Company Performance) – As a commodity chemical company with refining operations, cost discipline is vital. Our view is that in good times and in down cycles, we must be cognizant of our cost structure and control the controllable to offset against the volatility of the markets for our feedstocks and products.
Business results (50% of Company Performance) – We use EBITDA as the predominant measure to gauge our financial results, as we believe it is the appropriate measure of our operating profitability. Our business results are measured by how we performed against our industry peers and in the economic environment during the year. Also included in business results is the amount of lost profit opportunities during the year and benchmarking against industry peers.

Award Units Performance 50% of STI*	HSE performance – All business units and functions also are measured on how well they upheld our Operational Excellence and HSE values.
Cost discipline – Each business unit and function has its own budget and business leaders are held accountable for the costs over which they have supervision.
Business results or Customer satisfaction – Our business units are all held accountable for their own profitability and the staff functions that support the businesses and the Company generally are judged on how well they provided that support.

*	The percentages of HSE performance, Cost discipline and Business results or Customer satisfaction differ for different business units and staff functions, as described under “Our 2015 Executive Compensation Program – Annual Cash Bonus Award – Award Unit Performance.”

PSUs, or Performance Share Units, Payout in Shares and Vest after a Three-Year Performance Period

Costs 33% of PSUs	We look at our fixed costs over a three-year performance period as compared to a group comprised only of industry peers. The three-year period allows executives to have a longer-term view, which helps sustain performance and focus on longer-term value. Measuring our performance only as compared to the peer group drives our goal of being the best in what we do.

Return on Assets 67% of PSUs	As a manufacturing company, we believe that ROA is a good indication of how efficiently we manage our assets. Just as with the cost measure under the PSUs, we look at ROA over a three-year period to focus on more than just short-term results and to require sustained performance. Also, measuring ROA only against a group of industry peers incentivizes management to take actions that will achieve differential performance.

Administration of Executive Compensation Program

Overview

The Compensation Committee oversees our compensation program principles and philosophies, including the approval of incentives design and performance measures. The Compensation Committee receives input from the Company’s independent committee consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”). In this role, Cook & Co.:

•	provides advice, research and analytical services on subjects such as trends in executive compensation, executive compensation program design and peer group benchmarking;

•	participates in Compensation Committee meetings;

•	performs other work, as requested by the Compensation Committee; and

•	provides the Nominating & Governance Committee, when requested, with information and advice regarding the compensation of the members of the Supervisory Board.

The Compensation Committee also relies on the CEO to:

•    provide input on the strategy, design and performance under incentive programs; and

•    submit an annual self-assessment and performance evaluations and assessments of all of the other named executives.

In addition, the CEO works in conjunction with the Senior Vice President – Strategic Planning & Transactions to provide the Compensation Committee with analyses of the Company’s performance as compared to peers, including industry and Company specific information necessary for relative performance evaluations. Finally, the Senior Vice President and Chief Human Resources Officer provides calculations, comparator group data and general recommendations for pay practice and plan design recommendations generally.

With such input, the Compensation Committee:

•    recommends the compensation (including base salary, annual cash incentives and equity awards) for all of our executive officers;

•    determines and recommends the structure for delivering compensation opportunities, including forms of awards and terms and conditions as well as performance measures of awards; and

•    considers all other arrangements, policies and practices related to our executive compensation program.

Independence of Cook & Co.

In 2011, the Compensation Committee adopted a written policy to ensure independence of any executive compensation consultant. The Committee has considered the independence of Cook & Co. in light of SEC rules and NYSE listing standards, including:

•      other services provided to us by Cook & Co.;

•      fees paid by us as a percentage of Cook & Co.’s total revenue;

•      policies or procedures of Cook & Co. that are designed to prevent conflicts of interest;

•      any business or personal relationships between the senior advisor of the consulting team with a member of the Compensation Committee;

•      any Company stock owned by the senior advisor or any member of his immediate family; and

•      any business or personal relationships between our executive officers and the senior advisor.

The Compensation Committee concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.

Compensation Peer Group

In reviewing our named executives’ compensation and our compensation programs generally, the Committee uses a group of companies consisting of fourteen publicly traded, similarly sized companies (the “Compensation Peer Group”).

The Compensation Committee uses the Compensation Peer Group to gauge market competitiveness, but does not use the Compensation Peer Group to make lock-step changes in executive compensation. To the contrary, the Company’s philosophy over the last several years has been to set total target compensation around the median of target compensation of executives in the Compensation Peer Group. Actual compensation earned or realized is based on achievements and success of the Company and the individual, as well as any increases in our stock price. Conversely, non-performance, or the Company or an executive failing to differentiate performance, will mean our executives are paid less than executives at other companies.

2015 Compensation Peer Group
3M	Dow Chemical	Monsanto
Air Products and Chemicals	DuPont	Phillips 66
Alcoa	Honeywell	PPG Industries
Caterpillar	International Paper	Praxair
	Johnson Controls	Valero Energy

Our Executives’ 2015 Compensation

Base Salary

We pay base salaries to our named executive officers to provide them with sufficient, regularly paid income for performing day-to-day responsibilities. As executives assume more responsibilities within the Company, a smaller percentage of their total target compensation will be from base salary. The Company generally targets the median of salaries for similarly situated executives in our peer group in determining the base salaries paid to executives.

The Compensation Committee approves increases to named executives’ base salaries through annual merit increases and as individual circumstances warrant, including increased responsibilities and promotions. In 2015, each of Messrs. Patel, Brown, Kaplan and Roberts received increases to their base salaries due to promotions and increased responsibilities. Messrs. Gallogly and Glidden and Ms. Ovelmen did not receive increases as a result of their departures from the Company in 2015 and Mr. Allen received an annual merit increase. The table below shows the base salaries approved by our Compensation Committee for our named executive officers for 2015. The table also shows the increases from their 2014 base salaries and their 2015 base salaries as compared to similarly situated executives in the Compensation Peer Group.

Name	2015 Base Salary	Increase from 2014	2015 Base Salary as Compared to Median Base Salary of Peers in Compensation Peer Group
B. Patel	$1,2500,000	104%	18% below median
K. Brown	$550,000	7%	21% below median
J. Kaplan	$485,000	39%	23% below median
T. Roberts	$700,000	14%	10% below median
B. Allen	$319,000	2%	21% below median

Annual Cash Bonus

The CEO and each named executive officer has a target annual cash bonus amount that is set as a percentage of base salary. Target percentages were first determined based on market comparisons for similar positions when the individuals joined the Company. Changes to those targeted amounts are made for promotions, increased responsibilities or other job changes.

In 2015, Mr. Patel’s target bonus was increased from 80% to 150% of base salary as a result of his promotion to CEO. Other increases to targeted percentages included the following: 75% to 80% for Mr. Brown when he took over responsibility for Global Manufacturing; 50% to 75% for Mr. Kaplan when he was promoted to Executive Vice President and Chief Legal Officer; and 80% to 85% for Mr. Roberts when he assumed responsibility for our Olefins & Polyolefins operations globally. There were no changes to the target bonuses of Mr. Gallogly, Ms. Ovelmen, Mr. Glidden or Mr. Allen in 2015 because they either left the Company or there were no changes to their job responsibilities.

The target amount of each named executive’s bonus, as a percentage of base salary, for 2015 is shown below. Named executives can earn from 0 to 200% of their target bonus based on Company and Award Unit performance, and then from 0 to 1.5 times that amount depending on personal performance, which results in a total payout 0-300% of target. Also shown in the table is how the named executives’ target cash compensation, which is base salary plus target bonus, compares to the median of the target cash compensation of their peers in the Compensation Peer Group.

Name	2015 Target Bonus (as percentage of base salary)	2015 Target Cash Compensation as Compared to Median Target Cash Compensation of Peers in Compensation Group
B. Patel	150%	16% below median
K. Brown	80%	16% below median
J. Kaplan	75%	23% below median
T. Roberts	85%	9% below median
B. Allen	50%	21% below median

The Compensation Committee decides the actual bonuses paid to each of the named executives by determining performance at the Company level, the Award Unit level (as described below) and at the individual level, according to the following:

Company Performance

At the Company level, three key measures have been established: HSE performance, Costs and Business performance. Each category considers Company performance in a different way, which reinforces success across multiple perspectives.

The three measures combined constitute the Company Results for determining bonuses. As the most visible indicator of financial performance and value to shareholders, Business performance makes up 50% of the total Company Results, with the remainder divided equally between Costs and HSE performance. The total Company Results result can range from 0% to 200% of the target. For 2015, the Compensation Committee determined the Company Results to be 163% of the target, as detailed below.

HSE Performance	Costs	Business Performance
Result = 150% of target	Result = 130% of target	Result = 185% of target
In determining the result of the Company’s HSE performance, the Committee discussed performance with the HSE Committee of the Supervisory Board and considered overall HSE performance statistics. These statistics included relative ranking as compared to industry peers as it relates to process safety incidents and individuals’ safety as measured by total recordable incident rate (“TRIR”). Also considered was the Company’s year-over-year performance in the areas of process safety incidents, TRIR and environmental incidents and the severity of any incidents. The Company’s improvements and relative performance led to the 150%.	In determining the result of the Company’s Costs performance, the Committee reviewed and discussed fixed costs as compared to peers, looking at SG&A as a percentage of revenues. The Committee also compared the Company’s costs trend and actual costs as compared to its budget. The Company’s SG&A as a percentage of revenues were well below the industry averages. Fixed costs were below the inflationary trend and in line with budget, leading to the result of 130%.	In determining the result of the Company’s Business performance, the Compensation Committee looked first at absolute performance, which was a fifth consecutive year of record EBITDA.* The Committee also considered relative change year-over-year in EBITDA as compared to its peers. Finally, the Committee looked at the Company’s lost profit opportunities, which are business interruptions or events, including project delays or manufacturing issues, that prevent the Company from taking advantage of then current market (or contracted) prices. The performance against peers and decline in lost profit opportunities led to the result of 185%.

* The Company defines EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization.

Award Unit Performance

In addition to evaluating the Company’s performance as a whole, the CEO and each of the other named executive officers were evaluated on the performance of the business or service functions for which they have direct responsibility, which are the Award Units. This ties their bonuses more directly to their personal performance and the performance of the functions they control or supervise.

In 2015, the Company had 70 separate Award Units. Each Award Unit is classified as a “Business,” “Manufacturing” or “Services” unit. Business Award Units represent commercial operations; Manufacturing Award Units represent our plants’ and sites’ operations; and Services Award Units represent staff and administrative functions within the Company, such as Finance, Legal and Supply Chain.

Each Award Unit is assessed on certain performance measures, which are weighted differently depending on the type of Award Unit. The Award Units can earn from 0 to 200% of target for each performance measure. The performance measures and weighting of each for each type of Award Unit are shown below.

Business Award Units		Manufacturing Award Units		Services Award Units
HSE	20%	HSE	30%	HSE	20%
Costs	35%	Costs	35%	Costs	40%
Business performance	45%	Business performance	35%	Customer Satisfaction	40%

Mr. Patel, as CEO and Chairman of the Management Board, has supervisory responsibility for all Award Units within the Company. As a result, his Award Unit calculation was the weighted average of all 70 Award Units of 149% of target. The following table shows the Award Units under the responsibility of each of the named executives other than Mr. Gallogly, Ms. Ovelmen and Mr. Glidden, which are discussed below.

Name	Award Units	Award Unit Type	Weighting	2015 Award Unit Performance
K. Brown	Global Projects	Services	15%	123%
	Global Engineering Services	Services	5%	153%
	Refining Supply, Products & Planning	Business	10%	152%
	17 Manufacturing Sites in EAI[1]	Manufacturing	32.5%	143%
	22 Manufacturing Sites in the Americas[2]	Manufacturing	37.5%	144%
J. Kaplan	Legal	Services	80%	160%
	Public Affairs	Services	20%	146%
T. Roberts	PE Americas	Business	12.5%	160%
	PP & Catalloy Americas	Business	5%	167%
	Olefins Americas	Business	30%	150%
	PP Argentina	Business	2.5%	141%
	Australia Manufacturing	Manufacturing	0.75%	165%
	PP Australia	Business	0.75%	163%
	JVs and International Marketing	Business	6%	165%
	Global Compounds	Business	10%	139%
	PE Europe & PB-1	Business	8.75%	169%
	PP& Catalloy EAI	Business	8.75%	157%
	Olefins EAI	Business	15%	152%
B. Allen	Finance	Services	100%	150%

1.	The 17 Manufacturing – EAI Award Units include the Company’s Bayreuth, Milton Keynes, Suzhou, BAPT (Rayong), Nansha (Guangzhou), Tarragona, Berre, Brindisi, Carrington, Ferrara, Fos, Frankfort, Ludwigshafen, Maasvlakte & Botlek (BoMa), Moerdijk, MuMu and Wesseling sites or facilities.
2.	The 22 Manufacturing – Americas Award Units include the Company’s Houston refinery, Bayport EO, Bayport PP, Bayport PO, LaPorte, Pipeline, Chocolate Bayou Polymers, Matagorda, Victoria, Edison, Petroken, Jackson, Mansfield, Altamira, Channelview, Clinton, Corpus Christi, Lake Charles, Morris, Tuscola, Newark and Fairport Harbor sites or facilities.

Mr. Gallogly, Ms. Ovelmen and Mr. Glidden each received pro-rated bonus payments for 2015. Mr. Gallogly’s Award Unit payout was based on the weighted average of all Award Units and equaled 149% of target; Ms. Ovelmen’s was split 60/40 between Finance and IT Award Units for an Award Unit score of 147% of target; and Mr. Glidden’s was split 80/20 between Legal and Public Affairs Award Units for an Award Unit score of 157% of target.

The table below describes the analyses and discussions of factors used for determining how Award Units performed in each of the performance measures. Senior management of the Company, led by the CEO, goes through an intensive process of reviewing the performance of each of the 70 Award Units within each performance measure. The results of these reviews are presented to the Compensation Committee for its review and approval.

HSE Performance of Award Units
Performance: HSE performance for all Award Units ranged from 75% to 200%. Weighted average HSE performance for all Award Units was 150%.

Considerations:

•     Absolute performance and trends in performance;

•     The number (or absence) of injuries, process safety incidents and environmental incidents;

•     The severity of any of the above events within each Award Unit that contributed to the Company’s overall HSE performance;

•     The degree of difficulty in achieving our stated goal of zero incidents, such as comparing office locations and manufacturing locations; and

•     The extent to which performance was improved over prior years.

Costs Performance of Award Units
Performance: Costs performance for all Award Units ranged from 95% to 145%. Weighted average Cost performance for all Award Units was 127%.

Considerations:

•     Award Units’ operating, selling, general & administrative and other expenses within the year, as applicable;

•     Whether the particular Award Unit met its budget for the year;

•     The Award Unit’s success in controlling costs, including any specific actions taken by the Award Units in this effort;

•     Any process improvements, reorganizations, and other factors that may have long-term beneficial impact notwithstanding short-term costs;

•     The Award Units’ ability to absorb unexpected costs; and

•     Performance versus peer benchmarks.

Business Results of Award Units
Performance: Business performance for all Award Units ranged from 127% to 200%. Weighted average Business performance for all Award Units was 172%.

Considerations:

•     Each particular operations’ EBITDA within the year, primarily as compared to the prior year, taking into account any positive or negative Company specific, industry, or general economic conditions;

•     Specific actions taken by the Award Unit to increase EBITDA, including process improvements, reorganizations, contract negotiations, business development efforts and margin improvements;

•     The reliability of the Manufacturing Award Units’ facilities and any specific outperformance of industry conditions by Award Units; and

•     Annual return on assets as compared to peers.

Customer Satisfaction of Award Units
Performance: Customer Satisfaction for Services Award Units ranged from 85% to 195%. Weighted average Customer Satisfaction for Services Award Units was 163%.

Considerations:

•     Ratings given by executive officers and other senior leaders of the Company for each of the Company’s corporate staff and administrative Award Units. The ratings for Services Award Units were influenced by the internal Company clients’ satisfaction and the success of each department in meeting its goals for the year. The considerations for the ratings included specific action items by the departments to further the interests of the Company and to meet clients’ expectations.

Individual Performance Rating Modifier

The initial percentage of named executives’ target bonuses earned based on Company results and Award Unit results can then be modified by the Individual Performance Rating Modifier. The Individual Performance Modifier can range from 0 to 1.5, based on the named executive’s individual performance. As a general matter, an executive’s modifier is based on whether he has met the expectations of his position and can reflect a range of unacceptable to exceptional performance.

The Compensation Committee determines the CEO’s Individual Performance Rating Modifier based on individual goals that the CEO and the Committee have agreed on for the year as well as any other relevant factors, such as dealing with market and organizational challenges and unexpected developments. The CEO recommends Individual Performance Rating Modifiers for each of the other named executive officers that reports to him based in part on the individual goals the CEO and the named executive agreed on at the beginning of the year. The CEO’s assessment of each of the other named executives is reviewed and approved by the Compensation Committee, taking into account the Committees’ own observations and analysis as part of the Supervisory Board’s oversight of the Company.

Individual performance goals include items designed to achieve performance for each named executive officer’s Award Units and matters necessary to a well-run organization, such as personnel and staffing issues, department initiatives, business process improvements, responses to economic conditions and other factors.

B. Patel	K. Brown	J. Kaplan	T. Roberts	B. Allen
1.33	1.20	1.10	1.00	1.00

2015 Named Executive Annual STI Bonus Payout Calculations

Name	Company Results (50%)	+	Award Units Results (50%)	x	Individual Modifier	=	Percentage of Target Bonus Earned
B. Patel	81.5	+	74.5	x	1.33	=	208%
K. Brown	81.5	+	71	x	1.20	=	183%
J. Kaplan	81.5	+	78.5	x	1.10	=	176%
T. Roberts	81.5	+	77	x	1.00	=	159%
B. Allen	81.5	+	75	x	1.00	=	157%

The calculations of the percentage of target bonus payable to Mr. Gallogly, Ms. Ovelmen and Mr. Glidden were based on the calculation that would have occurred had they remained employed for the full year, pro-rated for the number of days they worked, in each case with an Individual Performance Rating Modifier of 1.00.

2015 Long-Term Incentive Awards

2015 Equity Award Mix

We make grants under the LyondellBasell Long Term Incentive Plan, as amended and restated (the “LTI Plan”).

The percentage breakouts of the different types of awards were determined by the Compensation Committee to be the most appropriate split between equity that is performance-based (PSUs) and those that are time-based (stock options and RSUs).

Performance Share Units (“PSUs”) – Performance-based awards that vest after a three year period, with the amount earned dependent on the Company’s performance in Cost discipline and Return on Assets as compared to industry peers.

Restricted Stock Units (“RSUs”) – Time-based awards that vest after three years. RSUs provide retention value and encourage executives to consider long term success, strengthening their alignment of interests with shareholders, as the awards vest over a multi-year period, and their value is tied to the Company’s share price.

Non-qualified Stock Options (“Options”) – Time-based vesting awards that are intended to direct executives’ focus on increasing the market value of our shares. Options vest ratably over three years and only provide value to the executive if there is an appreciation of our stock price from the date of grant.

2015 Annual Equity Grants and One-Time Equity Grants

Grants of equity compensation generally occur at the first regularly scheduled Compensation Committee meeting in each calendar year. The value of equity awards, including stock options, RSUs and PSUs, is based on a targeted percentage of an executive’s base salary as of the date of grant. In most cases, a named executive officer’s targeted percentage was negotiated at the time of hire and in some cases, a minimum target percentage is included in an employment agreement.

The percentages of base salary used to determine grant date value may be increased from time to time by the Compensation Committee based on promotions or new responsibilities of our executives. In 2015, Messrs. Patel, Kaplan and Roberts’ target values were all increased as a result of their promotions and increased responsibilities as follows: Mr. Patel – 175% increased to 550%; Mr. Kaplan – 50% increased to 200%; and Mr. Roberts – 175 increased to 220%. The determination of these target percentages was made based on the increased level of responsibility of each of the individuals and a comparison to the named executives’ peers in the Compensation Peer Group.

Mr. Gallogly, Ms. Ovelmen and Mr. Glidden had LTI targets of 725%, 245% and 220%, respectively, and there was no change to their targets in 2015. None of them received annual equity grants in 2015 as a result of their departures from the Company. Mr. Brown’s LTI target of 200% and Mr. Allen’s LTI target of 100% of base salary were determined when they joined the Company and there was no change in 2015.

In addition to the annual equity awards, the Compensation Committee uses equity awards as part of new hire packages and may grant one-time equity awards in unique circumstances. In January 2015, Mr. Patel took over as CEO and Chairman of the Management Board. In connection with his appointment, the Compensation Committee awarded him one-time equity grants in the form of stock options and RSUs with an aggregate value of $12 million. Of this amount, 60% of the value, or $7.2 million, was in the form of RSUs and 40%, or $4.8 million, in the form of stock options. The RSUs and stock options vest over a five-year period, with 10% vesting after one year, 15% vesting after two years, and the remaining 75% vesting ratably on the third, fourth and fifth anniversaries of the date of grant. These awards were granted by the Committee as a means to incentivize Mr. Patel to promote longer-term value and give him the opportunity to share in the future success of the Company under his leadership. The Committee determined that the $12 million value, together with the vesting schedule weighted heavily towards the end of the five year term, was appropriate to retain, incentivize and provide potential reward to Mr. Patel, particularly because he had vested in all of his 2010 grants by April 2015 and grants outstanding were incremental awards for his promotions between 2010 and 2015.

The Committee also determined that it would be appropriate to grant Messrs. Brown, Roberts and Glidden one-time awards at the beginning of 2015. The one-time awards granted to Messrs. Brown, Roberts and Glidden were intended to promote stability, leadership and incentives to our highest ranking executives in a time of changed management and macroeconomic uncertainty. Additionally, the Committee believed these awards to be appropriate given that, in the case of Messrs. Brown and Glidden, no annual awards of stock options or RSUs had been made since 2010. The Committee determined the value of the awards of $2 million, $6 million and $5 million for Mr. Brown, Mr. Roberts and Mr. Glidden, respectively, by reviewing those named executives’ total target compensation, their job responsibilities and the parity of their total compensation as compared to all of our named executives. Mr. Glidden retired in February 2015 and forfeited 94% of the awards he was granted in 2015 pursuant to the terms of the LTI plan and the award agreements. Mr. Roberts left the Company in early 2016 and, pursuant to the terms of the LTI plan and the award agreements, forfeited 52% of the awards that were granted to him in 2015.

The 2015 equity grants for Messrs. Patel, Brown, Kaplan, Roberts and Allen are shown below. Also shown below is a comparison of the value of the regular, annual grants to our named executives, other than Mr. Allen, as compared to the value of annual long-term awards granted to their peers in the Compensation Peer Group. Mr. Allen’s comparison is based on a national, general industry survey conducted by Towers Watson. None of Mr. Gallogly, Ms. Ovelmen or Mr. Glidden received annual grants in 2015.

Value of annual equity grants of $6.875 million is 23% below the median of long-term grants to peers. * Includes one-time grants.
Value of annual equity grants of $1.1 million is 39% below the median of long-term grants to peers. * Includes one-time grants.

Value of annual equity grants of $916 thousand is 39% below the median of long-term grants to peers.
Value of annual equity grants of $1.54 million is 28% below the median value of long-term grants to peers. * Includes one-time grants.
Value of annual equity grants of $312 thousand is 25% below the median of long-term grants to peers.

Performance Share Units, or PSUs

As described above, in 2015, one-half of the value of our named executives’ annual equity awards is in the form of PSUs. The number of units awarded is determined by multiplying half of the LTI target by the named executive’s base salary at date of grant, and dividing that amount by the fair market value of our stock on that day. Each unit deemed earned will pay out in one share at the end of the performance period. The performance period for the 2015 PSU awards ends on December 31, 2017.

The number of PSUs actually earned and the resulting shares issued to the executives is dependent upon Company performance as compared to industry peers, measured by Costs and ROA, weighted 33% and 67%, respectively. ROA is defined as operating EBITDA divided by operating costs. The Company’s performance is compared to the group of industry peers shown below (the “Comparative Peer Group”). The peer group is the same as in prior years, with the exception that Nova Chemicals is no longer included in the chemicals peers because it stopped publicly reporting its financial results.

Comparative Peer Group
Chemical Companies (Weighted 80%)		Refining Companies (Weighted 20%)
BASF Borealis Celanese Corp. CP Chemical Co. Dow Chemical	Eastman Chemical Corp. ExxonMobil Chemical Segment Huntsman Corp. Ineos Westlake Corp.	ALON USA Energy Inc. Holly Frontier Corporation Tesoro Valero Energy Corp. Western Refining Inc.

The earned percentage of a payout on PSUs can range from 0% – 200% and, as described above, is based on the Company’s performance as compared to industry peers. ROA and Costs were selected as measures for the PSUs because (i) evaluating the change in ROA from the beginning to the end of a performance period gives an indication as to how efficiently the Company has used its assets to generate revenue as compared to peers, and (ii) measuring the Company’s ability to control costs as compared to the Company’s peers over the performance period gives the Compensation Committee a means to judge the Company’s discipline over a cycle. PSUs pay out in one share of stock for each unit earned.

Payouts under the 2013-2015 PSU Performance Cycle

The PSUs granted to named executive officers in 2013 had a performance period that ended December 31, 2015 and paid out at 195% of target. The considerations of the Compensation Committee in determining the earned percentage for the PSU awards are discussed below.

Return on Assets – The Company’s relative change in its ROA for its chemical operations over the performance period was 18%, as compared to an average of 2% for the ten chemical companies in the Comparative Peer Group. On an absolute basis, the Company’s chemical operations’ ROA at the end of the performance was more than 200% greater than the average of the chemical peers.

The Company’s relative change in its ROA for is refining operations over the performance period was 9%, as compared to an average of negative 6% for the five refining companies in the Comparative Peer Group. On an absolute basis, the Company’s refining operations’ ROA at the end of the performance period was the same as the average of the refining company peers.

The Compensation Committee considered the Company’s outperformance of its industry peers shown above when determining whether the Company had successfully performed over the three year performance period. It also discussed market and economic factors that impacted the Company’s results, both positively and negatively, such as lower ethylene prices in the U.S. at the end of the period and unfavorable declines in the Maya 2-1-1 spread. The Committee also discussed whether and to what extent these or other factors also affected the industry peers.

Costs – The Compensation Committee reviewed cash fixed costs against the inflation trend and compared to peers in determining the Company’s success in cost discipline. The Company’s fixed costs continue to be below inflationary trends and, excluding certain special items, were in line with the Company’s budget.

Restricted Stock Units, or RSUs

The number of RSUs granted to our named executive officers is determined based on 25% of the value of their annual LTI target. The number is calculated by dividing that amount by the fair market value of our shares on the date of grant. The annual grants of RSUs in 2015 vest in full three years after the date of grant, subject to general vesting and forfeiture provisions. Upon vesting, holders of RSUs receive one share for each unit. Recipients of RSUs receive dividend equivalents on their units throughout the vesting period.

The calculation of the number of RSUs granted is shown below:

As discussed above under “2015 Equity Grants,” certain of our executives also received one-time RSU grants in 2015.

Stock Options

The number of options granted to the named executive officers is also determined based on 25% of their annual LTI target. That dollar amount is divided by the Black Scholes value of options for the Company as of the date of grant, resulting in the number of stock options granted. The regular annual stock options granted to the named executive officers in 2015 vest ratably over a three year period beginning on the first anniversary of the date of the grant. The exercise price of the options is the fair market value of the Company’s shares on the date of grant, and the options have a term of 10 years.

The calculation of the number of stock options granted is shown below:

As discussed above under “2015 Equity Grants,” certain of our executives also received one-time stock option grants in 2015.

Other Compensation Matters

Other Benefits

Our Deferral Plan for U.S. employees includes a restoration feature that provides for Company contributions to the Deferral Plan on executives’ pay in excess of IRS limits at the same rates credited under our 401(k) plan and our defined benefit pension plan, which are 6% and 5%, respectively. The contributions by the Company are made on the amounts that exceed the IRS limits, regardless of whether the executive contributes any amounts to the Deferral Plan. Amounts contributed by the Company are unfunded and unsecured. Upon retirement eligibility, individuals receiving the contributions commence benefits, subject to any delays required under Section 409A of the Internal Revenue Code.

We have provided certain of our executive officers with up to $15,000 per year in financial planning assistance. Additionally, we provide for Company paid executive physicals.

In certain circumstances, we make tax equalization payments to compensate our executives for taxes for which they become liable as a result of doing business on behalf of the Company in jurisdictions other than their principal location. As an example, executives may be subject to taxation in New York for Company business they conducted there as a result of meetings in New York. The Compensation Committee has approved reimbursing the executives for additional taxes owed to jurisdictions other than their home state or country, including the grossing up of such amounts to make the executives whole. Such reimbursements and gross-ups are only after the executive has exhausted any offsetting tax credits available and only are made to the extent necessary to keep the executive in the same position the executive would have been if fully taxed only in the executive’s jurisdiction of residence.

In order to remain competitive and if unusual or special circumstances arise, we may determine to provide other perquisites to our named executive officers in the future.

As a global company with world-wide operations, we maintain an Expatriate Assignment Policy that provides for certain benefits to employees, including executive officers, assigned to work in jurisdictions other than their home countries. The benefits are broad-based and generally include payments designed to make them whole when a requested relocation would adversely affect their compensation due to increased costs of living and different tax regimes.

We also provide our named executives with other benefits available to our employees generally. These benefits include 401(k) plan matching contributions for U.S. employees, life and disability benefits, vacation pay, eligibility to participate in health and other welfare benefit plans, and pension plans.

Share Ownership Guidelines

The Company’s Share Ownership Guidelines provide that each year executive officers are prohibited from selling more than 50% of the net shares received upon vesting or exercise after the payment of exercise prices and withholding taxes during that year until certain levels of share ownership are reached. The share ownership levels are based on a multiple of base salary, as shown below. For purposes of the Guidelines, shares owned directly or beneficially and restricted stock units are counted toward ownership levels but stock options and performance share units are not. The current holdings of the named executives still with the Company show that, other than Mr. Kaplan, they have all exceeded their applicable ownership levels. Mr. Kaplan only became subject to the Guidelines as of March 2015, when he received his first stock option and RSU grants since 2010.

Title	Ownership Guideline	Executives’ Current Holdings
Chief Executive Officer	6 x Base Salary	B. Patel – 12.1 x Base Salary
Executive Vice Presidents	4 x Base Salary	K. Brown – 27.8 x Base Salary J. Kaplan – 2.3x Base Salary
Senior Vice Presidents	3 x Base Salary	—
Vice Presidents	2 x Base Salary	B. Allen – 2.7 x Base Salary

Claw-Back Policy

Our Claw-Back Policy is applicable to all executive officers, including the named executives. Pursuant to the policy, for any awards granted after the date of the policy, if the Committee determines that any named executive has engaged in or benefitted from misconduct that materially increased the compensation he has received, including but not limited to in the event of a financial restatement, the Committee may seek to recover any and all affected payments.

Prohibition on Insider Trading and Hedging

The Company maintains an insider trading policy that prohibits the named executive officers from engaging in most transactions involving the Company’s shares during periods, determined by the Company, that those executives are most likely to be aware of material inside information. Named executive officers must clear all of their transactions in our shares with the Company’s Corporate Secretary’s office to ensure they are not transacting in our securities during a time that they may have material, nonpublic information.

Additionally, as a general matter, it is our policy that no transactions that reduce or cancel the risk of an investment in our shares, such as puts, calls and other exchange traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership, will be approved. We consider it inappropriate for our executive officers to engage in short-term speculation in our securities based on fluctuations in the market or to engage in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, our Policy Prohibiting Insider Trading prohibits purchasing, selling or writing options on our securities or engaging in transactions in other third-party derivative securities with respect to our securities, including puts, calls, short sales, collars, forward sale contracts, and other short-term purchase or sale transactions. Transactions involving both the purchase and sale of our securities in the open market within a one week period are presumed to be prohibited “short-term purchase or sale transactions.”

Tax Matters

Our Compensation Committee believes it is appropriate to structure compensation of our executive officers in a manner that is in the best interests of the Company and its stakeholders. This means our compensation programs will be designed, in accordance with our compensation philosophy, to attract and retain highly qualified individuals and instill a performance culture throughout the organization. As a result, compensation of our executive officers may or may not be designed to be fully deductible in accordance with Section 162(m), as described below, depending on what the Compensation Committee determines to be in the best interests of the Company and our stakeholders.

Section 162(m) of the Internal Revenue Code denies a compensation deduction for federal income tax purposes for annual compensation in excess of $1 million paid to our CEO and the three other most highly compensated officers other than the CFO unless the compensation is “performance based” under the rules and regulations of the Internal Revenue Service.

Recent Changes to Compensation Practices

In 2015, the Compensation Committee approved a change to the form of PSU awards, effective for 2016 grants. Beginning with grants of PSUs in 2016, the units will receive dividend equivalents in the same amounts and at the same time dividends are paid to our shareholders. The dividend equivalents are invested in units, potentially increasing the payout of shares, if any, at the end of the performance period. On the dividend payment dates, the dividend equivalent amount will be divided by the fair market value of our shares on that date, and holders of PSUs will receive additional units of that amount. The units into which the dividend payments are converted are paid out after the three-year performance period and the Compensation Committee’s certification of results to determine how many units are actually earned.

In early 2016, the Committee also approved changes to the performance measures that will be used for the three-year performance period ending December 31, 2018 for PSUs granted in 2016. The measures will include Return on Assets, Total Shareholder Return as compared to the Compensation Peer Group, Cost Competitiveness and Capital Project Execution. For earlier periods, the measures are ROA and Costs.

Executive Changes

In addition to the executive changes that occurred in 2015, certain additional changes occurred after the 2015 year end, as shown below.

Appointment of Thomas Aebischer as Executive Vice President & Chief Financial Officer. On November 6, 2015, the Company announced that Mr. Thomas Aebischer had been appointed as the Company’s Executive Vice President and Chief Financial Officer, effective January 1, 2016.

Departure of Tim Roberts, Executive Vice President – Global Olefins & Polyolefins. In January 2016, the Company announced the departure of Mr. Roberts from the Company. The Company also announced that Dan Coombs, previously Executive Vice President – Intermediates & Derivatives and Technology, would take over as

Executive Vice President – Global Olefins & Polyolefins and Technology. Finally, the Company announced that Jim Guilfoyle, previously Senior Vice President – Intermediates & Derivatives reporting to Mr. Coombs, would assume responsibility for the Intermediates & Derivatives business as well as the Company’s supply chain function and report directly to Mr. Patel.

Executive Compensation Tables

Overview

We are required to present compensation information in the tabular formats prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of our compensation internally.

We believe the following information may be useful to an understanding of the tables presented in this section. The CD&A contains a discussion that should be read in conjunction with the compensation tables included in this section to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Annual Bonuses – Our annual cash bonuses are earned and paid based on the achievement of performance goals. As a result, for SEC disclosure purposes they are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In March 2016, we made the bonus payments to the named executives for 2015 performance, as disclosed in the Summary Compensation Table. Notwithstanding that the awards have been earned and paid, we are required to include the target and maximum dollar amounts that could have been paid for 2015 performance in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards,” column in the “Grant of Plan-Based Awards in 2015” table. This disclosure enables readers to compare the amounts actually earned, as disclosed in the Summary Compensation Table, to the named executives’ possible payments, as disclosed in the “Grant of Plan-Based Awards in 2015” table.

Equity Awards – The value of the equity awards included in the tables is the aggregate fair value of the awards on the date of grant, calculated pursuant to U.S. GAAP. SEC disclosure rules require us to include the aggregate grant date fair value, which is effectively the accounting value of the award over the entire time period that it is earned. This amount is required to be disclosed, notwithstanding that the executives are not entitled to the awards until they vest and for financial reporting purposes, we recognize compensation expense over the life of the awards as they are earned.

The values of equity awards included in the tables are neither guarantees of performance by the Company nor the actual compensation that may be earned by or paid to the executives. Instead, as described, the amounts represent the fair value of the awards for financial reporting purposes.

Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our shares increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, only PSUs have been included as “Equity Incentive Plan Awards” in the “Outstanding Equity Awards at December 31, 2015” table. Restricted stock units and stock options are disclosed in other tables, as applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value (5)	All Other Compensation (6)	Total
Bob V. Patel – Chief Executive Officer
	2015	1,218,151	12,356,319	6,518,771	3,900,000	13,450	440,232	24,446,923
	2014	609,000	375,118	75,006	1,053,885	13,822	1,193,897	3,320,728
	2013	562,065	159,565	—	1,111,916	11,962	670,377	2,515,885
Kevin W. Brown – Executive Vice President – Manufacturing & Refining
	2015	547,161	2,025,139	1,075,008	801,499	14,839	47,426	4,511,072
Jeffrey A. Kaplan – Executive Vice President and Chief Legal Officer
	2015	456,438	688,113	229,380	739,419	13,400	39,537	2,166,287
Timothy D. Roberts – Executive Vice President – Global O&P
	2015	693,231	4,755,106	2,785,022	934,955	13,694	25,633	9,207,641
	2014	608,954	787,558	262,522	923,794	13,717	52,409	2,648,954
	2013	517,541	348,235	363,985	998,543	12,145	42,467	2,282,916
James L. Gallogly (1) – Former Chief Executive Officer
	2015	69,808	—	—	126,937	5,275	679,730	881,750
	2014	1,594,039	5,208,889	3,146,335	3,190,685	16,198	36,844	13,192,990
	2013	1,500,000	1,500,043	—	5,625,000	14,113	501,217	9,146,617
Karyn F. Ovelmen (1) – Former Executive Vice President and Chief Financial Officer
	2015	326,765	—	—	371,444	7,360	834,270	1,539,839
	2014	765,723	1,371,341	457,080	884,630	13,292	93,067	3,585,133
	2013	739,926	877,274	889,246	1,356,725	11,826	83,648	3,958,645
Craig B. Glidden (1) – Former Executive Vice President and Chief Legal Officer
	2015	114,798	3,000,074	2,000,012	137,235	5,571	111,456	5,369,146
	2014	657,192	351,694	—	1,185,364	15,518	74,110	2,283,878
	2013	633,899	339,764	—	1,577,930	13,417	73,063	2,638,123
William B. Allen, Jr. (1) – Vice President – Finance and Acting Principal Financial Officer
	2015	317,390	234,654	78,189	248,412	12,631	15,974	907,250

(1)	Mr. Gallogly retired effective January 12, 2015 and Mr. Glidden retired effective February 28, 2015. Ms. Ovelmen left the Company effective May 30, 2015. After Ms. Ovelmen’s departure, Mr. Allen, VP – Finance and principal accounting officer of the Company, executed the certifications required by Sections 302 and 906 of the Securities Exchange Act of 1934, as amended, in connection with the filing of the Company’s Forms 10-Q for the quarters ended June 30 and September 30, 2015 as principal financial officer. Mr. Allen did not receive any additional compensation for his certifications and is included in this proxy statement as a result of the signing of such certifications.

(2)	Stock awards granted to named executive officers in 2015 include RSUs and PSUs. The restricted stock units, or RSUs, are granted under the LyondellBasell Long Term Incentive Plan (the “LTI”) and entitle the recipient to an equal number of shares upon vesting. RSUs receive dividend equivalents at the same time dividends are paid on the Company’s stock. Amounts included in the table are the aggregate grant date fair values of the awards calculated in accordance with ASC 718. The PSUs are performance share units, also granted under the LTI. The PSUs entitle the recipient to a number of shares equal to the granted share units, multiplied by an earned percentage, which can range from 0 – 200% of the targeted number of units. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the calculation of the fair value of the awards.

Annual grants of these awards are made at the first regularly scheduled Compensation Committee meeting of the calendar year. In 2015, Mr. Gallogly, Ms. Ovelmen and Mr. Glidden did not receive annual grants. In January 2015, in connection with his promotion to CEO, Mr. Patel received one-time awards that included RSUs and stock options. These awards were in addition to the annual grant he also received. Messrs. Brown, Glidden and Roberts also received one-time awards consisting of RSUs and stock options in January 2015. Mr. Kaplan received grants in addition to his annual grant connection with his appointment as Executive Vice President and Chief Legal Officer. His promotion was effective March 1, 2015 and the grants were made by the Committee at its May 2015 meeting. Mr. Kaplan’s awards included RSUs, PSUs and stock options.

The following table shows the aggregate grant date fair value of the PSUs granted in 2015 if we assumed the maximum amounts (200% of target) will be earned.

Name	Aggregate Grant Date Fair Value of Award Assuming Highest Level of Performance Achieved ($)
B. Patel	6,875,014
K. Brown	1,100,146
J. Kaplan	917,483
T. Roberts	1,540,133
B. Allen	312,811

(3)	The amounts of the stock option awards are the fair value on the date of grant, calculated in accordance with ASC 718. The fair values of stock options were estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options.

The assumptions used for the one-time grants to Mr. Patel were: a dividend yield of 3%; a risk-free interest rate of 1.639%; an expected life of 6.7 years; and a stock price volatility of 37%. The assumptions used for the one-time grants awarded to Messrs. Brown, Glidden and Roberts were: a dividend yield of 3%; a risk-free interest rate of 1.619%; an expected life of 6.7 years; and a stock price volatility of 37%. The assumptions used for the annual grants awarded to Messrs. Patel, Brown, Kaplan, Roberts and Allen were: a dividend yield of 3%; a risk-free interest rate of 1.777%; an expected life of 6.0 years; and a stock price volatility of 37%. Finally, the assumptions used in Mr. Kaplan’s promotional award were: a dividend yield of 3%; a risk-free interest rate of 1.751%; an expected life of 6.0 years; and a stock price volatility of 36.3%. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the calculation of the fair value of the awards.

(4)	Amounts of Non-Equity Incentive Plan Compensation in 2015 are the annual STI bonuses paid out in March 2016 for performance during 2015. Additionally, Mr. Kaplan’s 2013 performance award with a performance period ending December 31, 2015 was a cash-based award and the earned amount of that award of $134,217 is included in Mr. Kaplan’s amounts. All other named executives received PSUs, which are earned in shares, and are reflected in the “Options Exercised and Stock Vested” table.

(5)	Amounts include increases during 2015 in the actuarial present values of benefits under the LyondellBasell Retirement Plan. The increases are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the “Pension Benefits” table for more information.

(6)

Amounts included in “All Other Compensation” for 2015 in the table above include Company matching contributions to the 401(k) plan; payouts of vacation accruals for departed employees; severance payments; matching contributions to the Company’s Deferral Plan; executive physicals; payment of professional fees for tax filings; financial planning allowances; expatriate and relocation payments; and reimbursement of taxes and gross-ups in certain situations to avoid double taxation of executives. The amounts include the following that are required to be separately disclosed under SEC rules:

Mr. Patel: Company matching 401(k) contribution of $15,949; Company 401(k) and pension plan contributions under the restoration feature of our Deferral Plan of $110,457; $15,000 for use in financial planning; expatriate payments and benefits pursuant to the Company’s Expatriate Assignment Policy and Mr. Patel’s employment agreement that provided for continued expatriate benefits for Mr. Patel’s family until July 2015 including $36,714 for housing costs; $24,990 for a mobility premium; a cost-of-living allowance of $29,553; a home-leave allowance of $12,902; $87,222 in tax equalization and gross-up payments as part of the expatriate package; $15,000 in legal fees paid on Mr. Patel’s behalf pursuant to his Employment Agreement; and $92,445 in relocation and temporary housing expenses as part of Mr. Patel’s repatriation to the U.S.

Mr. Brown: Company matching 401(k) contribution of $15,900 and Company 401(k) and pension plan contributions under the restoration feature of our Deferral Plan of $31,038.

Mr. Kaplan: Company matching 401(k) contribution of $16,058 and Company 401(k) and pension plan contributions under the restoration feature of our Deferral Plan of $21,058.

Mr. Roberts: Company matching 401(k) contribution of $14,295; and Company paid professional fees of $11,338 in connection with his UK taxation.

Mr. Gallogly: Company matching 401(k) contributions of $4,188; payment of accrued vacation leave of $158,654; $15,000 for use in financial and tax planning services; reimbursements and gross-up payments of $289,570 and $209,258, respectively, for taxes owed to New York State for LyondellBasell work performed in that state in 2014. Mr. Gallogly is resident in the State of Texas, which has no state income tax. Therefore, income tax liability in New York is not able to be offset against home state taxes.

Ms. Ovelmen: Matching 401(k) contribution of $15,859; Company paid professional fees of $17,306 in connection with her UK taxation; severance payments pursuant to the Company’s Executive Severance Program of $772,353; $15,000 for use in financial planning; and a payment of $11,882 for accrued vacation leave.

Mr. Glidden: Matching 401(k) contributions of $10,608; $15,000 for use in financial and tax planning services; Company paid professional fees of $16,970 in connection with his UK taxation; and $68,878 for accrued vacation leave.

Mr. Allen: Matching 401(k) contributions of $15,974.

Grants of Plan-Based Awards

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)(3)		Estimated Future Payouts Under Equity Incentive Plan Awards (4)		All Other Stock Awards: Number of Shares of Stock or Units (5) (#)	All Other Option Awards: Number of Securities Underlying Options (6)(#)	Exercise or Base Price of Option Awards ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
B. Patel
	1/12/2015	—	—	—	—	94,551	227,058	$76.15
	2/17/2015	1,827,226	5,481,677	38,220	76,440	19,110	70,211	$89.94
K. Brown
	1/21/2015	—	—	—	—	14,746	35,461	$81.38
	2/17/2015	437,729	1,313,186	6,116	12,232	3,058	11,234	$89.94
J. Kaplan
	2/17/2015	330,816	992,448	3,378	6,756	1,689	6,205	$89.94
	5/07/2015	—	—	1,522	3,044	761	2,857	$101.79
T. Roberts
	1/21/2015	—	—	—	—	44,237	106,383	$81.38
	2/17/2015	589,246	1,767,739	8,562	17,124	4,281	15,728	$89.94
J. Gallogly
	2/17/2015	81,730	244,109	—	—	—	—	—
K. Ovelmen
	2/17/2015	245,074	735,221	—	—	—	—	—
C. Glidden
	1/21/2015	—	—	—	—	36,865	88,653	$81.38
	2/17/2015	85,772	257,315	—	—	—	—	—
B. Allen
	2/17/2015	158,695	476,084	1,739	3,478	870	3,194	$89.94

(1)	The grant date of February 17, 2015 represents the date of the first regularly scheduled Compensation Committee meeting of the calendar year when annual grants are made. Mr. Patel received grants on January 12, 2015, his first day as Chief Executive Officer, pursuant to the terms of his Employment Agreement. Messrs. Brown, Roberts and Glidden received one-time grants on January 21, 2015, the effective date of awards granted by the Compensation Committee held at a special meeting in January 2015. Mr. Kaplan also received additional awards in connection with his promotion, effective as of the date of the Compensation Committee’s May 2015 meeting.
(2)	The awards shown are the estimated possible payouts of the named executives’ annual bonus payments for performance in 2015. Actual bonus payments for 2015 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The named executives’ target bonuses are a percentage of base salary. The maximum shown in the table is the maximum amount that can be earned under the terms of the STI program, which is 300% of target. Under the STI program, each performance measure is assessed and weighted, which can result in a payment of 0 – 200% of target with respect to any particular performance measure. This amount can then be multiplied by an individual performance modifier that ranges from 0 to 1.5 based on individual performance.
(3)	Mr. Gallogly, Ms. Ovelmen and Mr. Glidden all left the Company in 2015 and received pro-rated bonus payments for their services in 2015.

(4)	Represents PSUs. These awards, granted in 2015, are earned over a three-year performance period ending December 31, 2017, with payouts, if any, in the first quarter of 2018. Each performance criteria is assessed and weighted, which can result in a payment of 0 to 200% of the target award, which is settled in shares. These awards do not receive dividend equivalent payments.
(5)	Represents RSUs. RSUs receive dividend equivalents. The regular RSU grants made on February 17 and May 7, 2015 will vest three years from the date of grant. The one-time RSU grants made on January 12 and January 21, 2015 vest over a five year period as follows: 10% on the first anniversary; 15% on the second anniversary; and 25% on each of the third, fourth and fifth anniversaries.
(6)	Represents annual stock option grants for all named executives, other than Mr. Gallogly, Ms. Ovelmen and Mr. Glidden, who did not receive annual grants. Also represents one-time grants made to Messrs. Patel, Brown, Roberts and Glidden. The exercise price of all options is equal to the fair market value on the date of grant. The annual option grants vest in equal increments over a three-year period beginning on the first anniversary of the date of grant and expire ten years after the date of grant. The one-time grants made on January 12 and January 21, 2015 vest over a five year period as follows: 10% on the first anniversary; 15% on the second anniversary; and 25% on each of the third, fourth and fifth anniversaries.

Outstanding Equity Awards at December 31, 2015

	Option Awards				Stock Awards		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value Of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
B. Patel
	806	1,612	85.80	2/20/2024	114,536	9,953,178	41,717	3,625,207
	—	227,058	76.15	1/12/2025	—	—	—	—
	—	70,211	89.94	2/17/2025	—	—	—	—
K. Brown
	—	35,461	81.38	1/21/2025	17,804	1,547,168	8,998	781,926
	—	11,234	89.94	2/17/2025	—		—	—
J. Kaplan
	813	—	13.11	4/30/2020	2,450	212,905	5,731	498,024
	—	6,205	89.94	2/17/2025	—	—	—	—
	—	2,857	101.79	5/07/2025	—	—	—	—
T. Roberts
	—	5,485	60.51	2/12/2023	62,664	5,445,502	14,681	1,275,779
	—	5,642	85.80	2/20/2024	—	—	—	—
	—	106,383	81.31	1/21/2025	—	—	—	—
	—	15,728	89.94	2/17/2025	—	—	—	—
J. Gallogly
	37,576	—	96.57	1/12/2020	—	—	7,347	638,454
K. Ovelmen
	—	—	—	—	—	—	5,032	—
C. Glidden
	5,482	—	81.38	2/28/2020	—	—	1,595	138,606
B. Allen
	4,187	2,093	60.51	2/12/2023	5,343	464,307	3,488	303,107
	806	1,612	85.80	2/20/2024	—	—	—	—
	—	3,194	89.94	2/17/2025	—	—	—	—

(1)	The vesting schedules of the unexercisable stock options are shown below:

Name	Vesting Dates of Unexercisable Stock Options
B. Patel

Of the 1,612 options with an exercise price of $85.50, 806 vested on February 20, 2016 and the remaining 806 vest February 20, 2017.

Of the 227,058 options with an exercise price of $76.15, 22,706 vested January 12, 2016; 34,059 vest January 12, 2017; 56,765 vest January 12, 2018; and 56,764 vest on each of January 12, 2019 and 2020.

Of the 70,211 options with an exercise price of $89.94, 23,405 vested February 17, 2016 and 23,403 vest on each of February 17, 2017 and 2018.

K. Brown

Of the 35, 461 options with an exercise price of $81.38, 3,547 vested on January 21, 2016; 5,319 vest on January 21, 2017; and 8,865 vest on each of January 21, 2018, 2019 and 2020.

Of the 11,234 options with an exercise price of $89.94, 3,745 vested on February 17, 2016, 3,745 vest on February 17, 2017 and 3,744 vest on February 17, 2018.

J. Kaplan

Of the 6,205 options with an exercise price of $89.94, 2,069 vested February 17, 2016 and 2,068 vest on each of February 17, 2017 and 2018.

Of the 2,857 options with an exercise price of $101.79, 953 vest on May 7, 2016 and 952 vest on each of May 7, 2017 and 2018.

T. Roberts

10,639 vested on January 21, 2016; 5,485 vested on February 12, 2016; 5,244 vested on February 17, 2016; and 2,821 vested on February 20, 2016

The remaining unexercisable options as of December 31, 2015 shown in the table were forfeited pursuant to the terms of the option award agreements when Mr. Roberts left the Company in 2016.

B. Allen

The 2,093 options with an exercise price of $60.51 vested on February 12, 2016.

Of the 1,612 options with an exercise price of $85.50, 806 vested on February 20, 2016 and 806 vest on February 20, 2017.

Of the 3,194 options with an exercise price of $89.94, 1,066 vested on February 17, 2016 and 1,064 will vest on each of February 17, 2017 and 2018.

(2)	Includes restricted stock units for each of the named executives. Mr. Patel vested in 9,456 RSUs on January 12, 2016 and Mr. Brown vested in 1,475 on January 21, 2016. Mr. Roberts vested in 4,424 RSUs on January 21, 2016 and, pursuant to the terms of the award agreements, vested in additional 26,640 when he left the Company in February 2016. Mr. Robert’s remaining 31,580 RSUs were forfeited pursuant to the terms of the award agreements. The other named executives’ remaining RSUs vest as follows:

Name	Vesting Date of RSUs
B. Patel	14,183 vest on January 12, 2017; 875 vest on February 20, 2017; 23,638 vest on January 12, 2018; 19,110 vest on February 17, 2018; 23, 637 vest on January 12, 2019 and 23,637 vest on January 12, 2020.
K. Brown	2,212 vest on January 21, 2017; 3,687 vest on January 21, 2018; 3,058 vest on February 17, 2018; 3,686 vest on January 21, 2019; and 3,686 vest on January 21, 2019.
J. Kaplan	1,689 vest on February 17, 2018 and 761 vest on May 7, 2018.
B. Allen	875 vest on February 20, 2017; 2,450 vest on January 28, 2018; 1,148 vest on February 12, 2018; and 870 vest on February 17, 2018.

(3)	Dollar values are based on the closing price of $86.90 of the Company’s shares on the NYSE on December 31, 2015.

(4)	Includes PSUs granted in 2014 and 2015 with three-year performance periods ending December 31, 2016 and December 31, 2017, respectively. We have included the targeted number of PSUs, although payouts on PSUs are made after the Company’s financial results for the entire performance period are reported and the Compensation Committee determines achievement of performance results and corresponding payouts, typically in mid to late February of the next year. The PSUs for the performance period ended on December 31, 2015 are not included in the table as they are considered earned as of December 31, 2015 for proxy disclosure purposes; those PSUs are included in the “Option Exercises and Stock Vested” table below. The PSUs in the table above include the following:

Name	PSUs with Three-Year Performance Period Ending December 31,
	2016	2017
B. Patel	3,497	38,220
K. Brown	2,882	6,116
J. Kaplan	831	4,900
T. Roberts*	6,119	8,562
J. Gallogly*	7,347	—
K. Ovelmen*	5,032	—
C. Glidden*	1,595	—
B. Allen	1,749	1,739

*	The PSUs for Mr. Roberts are the PSUs that were outstanding as of December 31, 2015. In February 2016, Mr. Roberts forfeited 1,699 of the PSUs with a performance period ending on December 31, 2016 and 5,232 of the awards with a performance period ending December 31, 2017 when he left the Company. The PSUs shown for Mr. Gallogly, Ms. Ovelmen and Mr. Glidden reflect the number of PSUs that they did not forfeit, and therefore remained outstanding as of December 31, 2015 after their departures from the Company.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
B. Patel	—	—	104,453	10,681,365
K. Brown	—	—	142,322	14,537,052
J. Kaplan	—	—	15,402	1,594,415
T. Roberts	21,533	834,603	5,721	448,742
J. Gallogly	3,511,216	256,392,008	40,826	3,337,676
K. Ovelmen	141,066	6,100,180	29,934	2,766,082
C. Glidden	39,009	2,917,222	208,546	16,978,292
B. Allen	—	—	2,239	174,485

(1)	The value realized on option awards represents the difference between the option exercise price and the market price of LyondellBasell shares when exercised.
(2)	Includes RSUs that vested in 2015 and PSUs granted in 2013 with a performance period ended December 31, 2015, other than for Mr. Kaplan, whose amounts include only RSUs. The determination of achievement of performance results and corresponding vesting of the PSUs was performed by the Compensation Committee in February 2016. The number of shares acquired on vesting for both RSUs and PSUs is the gross number of shares for all named executives, although we withhold shares in payment of minimum statutory withholding taxes when the awards vest. The value realized for RSUs is the number of gross shares vested times the market price on the date the restrictions lapsed and the value realized for PSUs is the number of gross shares times the market price on the date the Compensation Committee determined the earned percentage of shares for the PSUs. The table below shows the gross number of shares that vested under both RSUs and PSUs for each of the named executives in 2015.

Name	RSUs Vested	PSUs Earned for Performance Period Ending December 31, 2015
B. Patel	99,310	5,143
K. Brown	134,658	7,664
J. Kaplan	15,402	—
T. Roberts	364	5,357
J. Gallogly	7,254	33,572
K. Ovelmen	18,702	11,232
C. Glidden	200,636	7,910
B. Allen	—	2,239

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(1)
B. Patel	LyondellBasell Retirement Plan	6	69,587	—
K. Brown	LyondellBasell Retirement Plan	6	81,850	—
J. Kaplan	LyondellBasell Retirement Plan	6	71,159	—
T. Roberts	LyondellBasell Retirement Plan	4	57,265	—
J. Gallogly	LyondellBasell Retirement Plan	5	0	79,213
K. Ovelmen	LyondellBasell Retirement Plan	4	46,141	—
C. Glidden	LyondellBasell Retirement Plan	5	76,073	—
B. Allen	LyondellBasell Retirement Plan	3	35,095	—

(1)	The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2015, calculated on the same basis as used in Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time. Mr. Gallogly retired in 2015 and received a lump-sum payment of his accumulated benefit.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the Internal Revenue Code, and interest credits are based on the 5th, 4th and 3rd monthly-determined 30 year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

Non-Qualified Deferred Compensation in 2015

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at End of Last Fiscal Year ($)(2)
B. Patel	—	110,457	(1,129)	—	183,339
K. Brown	—	31,038	(655)	—	84,742
J. Kaplan	—	21,058	(113)	—	27,708
T. Roberts	—	0	(1,102)	—	25,633
J. Gallogly	—	0	(320)	—	142,816
K. Ovelmen	—	0	(1,642)	—	110,242
C. Glidden	—	0	(1,166)	—	86,374
B. Allen	52,558	5,763	(2,328)	—	96,201

(1)	The Company maintains a U.S. Senior Management Deferral Plan that allows executives to defer up to 50% of their base salary and up to 100% of their annual bonus and equity grants (“eligible pay”) for payment at a future date. Funds deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) and defined benefit pension plans, although the funds deferred are not actually invested in the funds.
(2)	Company contributions to the executives’ Deferral Plan accounts are included in “All Other Compensation,” but not “Salary,” in the Summary Compensation Table. The Deferral Plan provides for Company contributions for that portion of pay that cannot be matched or contributed in the Company’s 401(k) plan and defined benefit pension plan due to IRS limits. The eligibility for Company contributions begins in the Deferral Plan once the employee’s salary has reached the IRS limits for those plans and actual contributions by the Company are made as of February 15 of the next calendar year. The Company’s contribution of these amounts occurs regardless of whether the employee has contributed any amounts under the Deferral Plan. Eligible employees must be employed as of the February 15 date in order to receive the Company contribution. The Company contributions shown were made in respect of the named executives’ 2015 earnings, although amounts were not credited to the accounts until February 2016.
(3)	Earnings on these accounts are not included in any other amounts in the tables included in this proxy statement, as the amounts of the named executives’ earnings represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives.
(4)	Accounts are distributed as either a lump sum payment or in annual installments upon the later of (i) when the employee has reached at least 55 years of age and has 10 years of service or (ii) termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company contributions, and gains and/or losses related to their notional investment choices.

Potential Payments upon Termination or Change in Control

We entered into employment agreements with Mr. Patel, Mr. Brown, Mr. Roberts, Mr. Gallogly and Mr. Glidden. Our other named executive officers do not have employment agreements but participate in our Executive Severance Program. These employment agreements, and the Executive Severance Program, provide our executives with payments in the event of their termination of employment that are not provided to all of our salaried employees. Each of the named executives other than Mr. Gallogly would be required to execute a release in favor of the Company in order to receive any payments under their agreements or the Executive Severance Program, as applicable.

In addition to the amounts provided for under the employment agreements and the Executive Severance Program, our named executives may receive certain acceleration of vesting or pro-rated vesting of their equity awards in different termination of employment scenarios. The treatment of their equity awards is governed by the Company’s Long Term Incentive Plan and the specific equity award agreements. The treatment of the named executives’ awards is the same as for all other salaried employees that receive equity awards. The terms of our Long Term Incentive Plan and the equity award agreements provide for certain vesting of awards in the event of a change in control of the Company, but only if the individual’s employment is terminated by the Company without cause or by the individual for good reason within one year of the change in control. The Company believes that this “double trigger” is appropriate because it ensures our executives do not have conflicts in the event of a change in control situation and it also avoids windfalls for employees participating in our equity programs, including executives.

We describe below the treatment of equity awards in different scenarios.

Termination of Employment for Cause by the Company or without Good Reason by the Executive

•	All awards, including stock options, RSUs and PSUs are forfeited.

Termination of Employment without Cause by the Company or with Good Reason by the Executive

•	Stock options, RSUs and PSUs vest pro-rata.

•

For stock options, the pro-ration is based on the number of months worked from the date of grant until termination divided by the number of months worked from the date of grant until the vesting. The number of months between date of grant and vesting is based on each tranche of vesting for the options. The options may be exercised for 90 days after termination of employment. The pro-ration of RSUs and PSUs is determined based on the number of months worked divided by the number of months in the vesting or performance period, respectively. The number of units earned under the PSUs used for the pro-rated calculations is based on the regular determinations of the Compensation Committee based on Company performance in the first quarter after the end of the performance year.

Termination of Employment without Cause by the Company or with Good Reason by the Executive within 12 Months of a Change in Control

•	All stock options and RSUs are immediately vested upon termination of employment. The stock options remain exercisable for 90 days.

•

PSUs vest pro-rata based on the number of months worked in the performance period divided by the number of months in the performance period. The number of units earned under the PSUs used for the pro-rated calculations is based on the regular determinations of the Compensation Committee based on Company performance in the first quarter after the end of the performance year.

Retirement

•	Stock options, RSUs and PSUs vest pro-rata, based on the same calculations as in the case of a termination without cause.

•	Stock options remain exercisable for five years.

Death or Disability

•	Stock options and RSUs vest immediately. The stock options remain exercisable for one year. PSUs vest pro-rata, based on the same calculations as in the case of a termination without cause.

The tables below show the amounts our named executives could receive in different circumstances if the termination events described occurred as of December 31, 2015. We did not include information for Mr. Gallogly, Mr. Glidden or Ms. Ovelmen because none of them were employed at the end of the year, and the amounts they did receive when they left the Company are included in the Summary Compensation Table and the Options Exercised and Stock Vested tables above. We also did not include any amounts that are available to all salaried employees of the Company.

The amounts included in the tables below are not necessarily indicative of the amounts the named executive would actually receive upon any termination scenario. The values for stock options are calculated based on the number of options that would vest in the different scenarios, multiplied by the difference between $86.90, the fair market value of our common stock as of December 31, 2015, and the exercise price. Those executives that have no values for their stock options in the table either do not vest in any options or the options that do vest in the different scenarios have an exercise price greater that the fair market value as of December 31, 2015.

The values of the RSUs are based on the number of RSUs that would vest in the different scenarios multiplied by the fair market value of our stock on December 31, 2015.

The values of the PSUs are based on the number of units that would vest in the different scenarios multiplied by the fair market value of our stock on December 31, 2015. The terms of our PSU award agreements state that they may be paid out from 0 – 200% depending on the Company’s performance, which is determined by the Compensation Committee. The values below assume that the payout is at target, or 100%. Also, although the values are calculated as of December 31, 2015, the shares would not be paid out until the first quarter after the end of the performance period of the awards.

Amounts under “Other” include continued COBRA or medical coverage and outplacement services.

Death or Disability
	Accelerated Option Awards	Accelerated RSUs	Pro-rated PSUs
B. Patel	$2,442,647	$9,953,178	$1,309,699
K. Brown	—	$1,547,168	$344,124
J. Kaplan	—	$212,905	$190,079
T. Roberts	$745,642	$5,445,502	$602,507
B. Allen	$57,008	$464,307	$151,698

Termination Without Cause or by Named Executive for Good Reason
	Pro-rated Option Awards	Pro-rated RSUs	Pro-rated PSUs	Severance Payment	Other
B. Patel	$831,089	$3,300,520	$1,309,699	$3,125,000	$20,950
K. Brown	$66,543	$516,826	$344,124	$987,729	—
J. Kaplan	—	$59,543	$190,079	$815,816	$50,076
T. Roberts	$343,604	$1,724,407	$602,507	$1,289,246	—
B. Allen	$53,520	$84,810	$151,698	$477,695	$50,076

Termination Without Cause or by Named Executive for Good Reason within 12 Months of a Change in Control
	Accelerated Option Awards	Accelerated RSUs	Pro-rated PSUs	Severance Payment	Other
B. Patel	$2,442,647	$9,953,178	$1,309,699	$3,906,250	$20,950
K. Brown	—	$1,547,168	$344,124	$987,729	—
J. Kaplan	—	$212,905	$190,079	$815,816	$50,076
T. Roberts	$745,642	$5,445,502	$602,507	$1,289,246	—
B. Allen	$57,008	$464,307	$151,698	$477,695	$50,076

ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2015

(Item 3 on the Proxy Card)

At the Annual Meeting, you will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2015 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“U.S. GAAP”) and there are differences between IFRS and U.S. GAAP.

A copy of the Annual Accounts can be accessed through our website, www.lyb.com, and may be obtained free of charge by request to our administrative offices c/o LyondellBasell, 1221 McKinney St., Suite 700, Houston, TX 77010 Attn: Corporate Secretary.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts.

Our Management Board and Supervisory Board recommend that you vote FOR the adoption of our Annual Accounts.

DISCHARGE FROM LIABILITY OF MEMBERS OF THE MANAGEMENT BOARD

(Item 4 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability to the Company in respect of the exercise of their management duties during the financial year concerned. The discharge does not affect any potential liability pursuant to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Management Board from liability in respect of the exercise of their management duties during 2015.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to discharge the Management Board from liability to the Company for 2015.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of the Management Board from liability to the Company for 2015.

DISCHARGE FROM LIABILITY OF MEMBERS OF THE SUPERVISORY BOARD

(Item 5 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability to the Company in respect of the exercise of their supervisory duties during the financial year concerned. This discharge also does not affect any potential liability under the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2015.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to discharge the Supervisory Board from liability to the Company for 2015.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of the Supervisory Board from liability to the Company for 2015.

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 6 on the Proxy Card)

The Supervisory Board has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2016. PwC has acted as our independent registered public accounting firm since 2010 and acted as the independent registered public accounting firm of our predecessor before that. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The ratification of the selection of PwC is not required, but our Supervisory Board is submitting the selection to shareholders for ratification because we value our shareholders’ views on the Company’s auditors. If our shareholders fail to ratify the selection, it will be considered as notice to the Supervisory Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may recommend to the Supervisory Board a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stakeholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify PwC as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2016.

Our Management Board and Supervisory Board recommend that you vote FOR the ratification of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2015	2014
	(in millions)
Audit Fees	$8.5	$8.7
Audit-Related Fees	0.2	0.2
Tax Fees	0.2	0.2
All Other Fees	—	—

Total	$8.9	$9.1

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years, including comfort letters, statutory audits, attest services and consents.

Audit-related fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the financial statements and are not reported as audit fees herein. This category includes fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies.

Tax fees consist of international tax compliance and corporate tax consulting.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. Each year, all audit and audit-related services, tax services and other services for the upcoming audit are provided to the Audit Committee for approval. The services, which may be provided in the upcoming twelve-month period, are grouped into significant categories and provided to the Audit Committee substantially in the format shown above.

The Audit Committee is updated on the status of all services and related fees on a periodic basis or as matters warrant. In 2015 and 2014, the Audit Committee pre-approved all audit, audit-related and tax services performed by PwC.

As set forth in the Audit Committee Report, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS OUR

AUDITOR FOR THE DUTCH STATUTORY ANNUAL ACCOUNTS FOR

THE YEAR ENDING DECEMBER 31, 2016

(Item 7 on the Proxy Card)

The Supervisory Board has selected PricewaterhouseCoopers Accountants N.V. to serve as our auditor who will audit the Dutch Annual Accounts to be prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), for the year ending December 31, 2016. As required by Dutch law, shareholder approval must be obtained for the selection of PricewaterhouseCoopers Accountants N.V. to serve as our auditor to audit the Dutch Annual Accounts.

Representatives of PricewaterhouseCoopers Accountants N.V. will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint PricewaterhouseCoopers Accountants N.V. as our auditor who will audit our Dutch Annual Accounts for the year ending December 31, 2016.

Our Management Board and Supervisory Board recommend that you vote FOR the appointment of PricewaterhouseCoopers Accountants N.V. as our auditor for the Dutch Annual Accounts for the year ending December 31, 2016.

RATIFICATION AND APPROVAL OF DIVIDENDS IN RESPECT OF THE 2015 FISCAL YEAR

(Item 8 on the Proxy Card)

The Company has paid or declared an aggregate of $3.12 per share from its 2015 annual accounts. This includes interim dividends of $0.78 per share paid in the second, third and fourth quarters of 2015 and the $0.78 per share dividend declared for the first quarter 2016.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the dividend payments.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the proposal to ratify and approve the payment of dividends in respect of the 2015 fiscal year.

DISCUSSION OF DIVIDEND POLICY

Pursuant to the Dutch Corporate Governance Code, we provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy.

Our dividend policy continues to be to pay a consistent quarterly dividend, with the goal of increasing the dividend over time.

LyondellBasell paid an aggregate of $1.4 billion in dividends in 2015, $1.4 billion in 2014 and $1.1 billion in 2013. The Company’s dividend payments have increased from $0.10 per share in the second quarter of 2011 when it began paying dividends to $0.78 per share in the second quarter 2015. The Supervisory Board believes that, given the Company’s strong capital and results of operation, it is appropriate to continue this dividend program.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits for the payment of dividends. The portion of our annual profits that remains after the reservation is available for dividend payments as approved by shareholders. The determination to pay any dividends will be made after a review of the Company’s expected earnings, the economic environment, the financial position and prospects of the Company, and any other considerations deemed relevant by the Management Board with the approval of the Supervisory Board.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

(Item 9 on the Proxy Card)

Our Supervisory Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by SEC rules. We currently conduct shareholder advisory votes on executive compensation annually and, therefore, the next vote will be in connection with our annual meeting in 2017.

As described in detail under the heading “Compensation Discussion & Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of those persons with shareholders. Our named executive officers are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Executive Compensation,” section of this proxy statement beginning on page 27 for additional details about our named executive officer compensation program.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Supervisory Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary.

Advisory votes against the named executive officer compensation will not necessarily communicate to the Company, the Supervisory Board or the Compensation Committee the concerns that caused the negative votes. We would like to consider our shareholders’ concerns, if any, on these matters and therefore give shareholders the opportunity to communicate with us regarding their views on the Company’s executive compensation programs, among other matters, as described on page 4 of this proxy statement.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the executive officer compensation on an advisory basis.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the resolution to approve the compensation of the Company’s named executive officers on an advisory basis.

APPROVAL OF THE AUTHORITY OF THE MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR OUTSTANDING SHARES UNTIL NOVEMBER 11, 2017

(Item 10 on the Proxy Card)

Under Dutch law and our Articles of Association shareholder approval is necessary to authorize our Management Board to repurchase shares. At the annual meeting in May 2015, shareholders authorized repurchases of up to 10% of our shares. As of March 3, 2016, we have repurchased an aggregate of 42.2 million shares pursuant to this authorization.

Adoption of the current proposal will give us the flexibility to continue to repurchase shares if we believe it is an appropriate use of our excess cash.

The number of shares repurchased, if any, and the timing and manner of any repurchases will be determined by the Management Board, with the prior approval of the Supervisory Board, if it is in the best interest of the Company in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. Under Dutch law, the number of shares held by us, or our subsidiaries, may generally never exceed 50% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that shareholders grant authority for the repurchase of up to 10% of our shares (or, based on the number of shares currently outstanding, approximately 43 million shares) on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging up to 110% of the market price at the time of the transaction (or, in the case of an accelerated repurchase arrangement, 110% of the market price over the term of the arrangement). If approved, the authority would extend for 18 months from the date of the Annual Meeting, or until November 11, 2017.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the share repurchase proposal.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to the Management Board to repurchase up to 10% of our issued share capital until November 11, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity compensation plans approved by security holders (1)	1,968,114	$73.15	9,398,317
Equity compensation plans not approved by security holders	—	$—	—

Total	1,968,114	$73.15	9,398,317

(1)	Includes the LyondellBasell Industries 2010 Long Term Incentive Plan, as amended and restated (the “LTI”) and the LyondellBasell 2012 Global Employee Stock Purchase Plan, as amended and restated (the “ESPP”).
(2)	Includes 779,522 stock options and 398,448 restricted stock units. As of December 31, 2015, there were 395,072 PSUs outstanding. The Compensation Committee of the Supervisory Board determines the actual number of shares the recipient receives at the end of a three-year performance period which may range from 0% to 200% of the target number of shares. Because two times the target number of shares may ultimately be issued, we have included an aggregate of 790,144 shares, the maximum possible payouts under the PSUs, as the number that may be issued. Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.
(3)	Includes only the weighted-average exercise price of the outstanding stock options. Does not include the restricted stock units or PSUs, as those awards have no exercise price associated with them. Also excludes purchase rights under the ESPP for the reasons described in (2) above.
(4)	The shares remaining available include 8,006,697 under the LTI and 1,391,623 under the ESPP.